Exhibit 2

EDENOR S.A.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2010 AND 2009

Shareholders and public in general who are interested in learning more about the report related to the Financial Statements as of December 31, 2010, to be published in the electronic database of the Securities and Exchange Commission (SEC), please visit Edenor website at www.edenor.com

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BOARD OF DIRECTORS

CHAIRMAN:	Alejandro Macfarlane

VICE CHAIRMAN:	Marcos Marcelo Mindlin

DIRECTORS:	Damián Miguel Mindlin
Gustavo Mariani
Luis Pablo Rogelio Pagano
Maximiliano Alejandro Fernandez
Eduardo Llanos
Ricardo Torres
Diego Martín Salaverri
Edgardo Alberto Volosín
Alfredo Mac Laughlin
Eduardo Orlando Quiles

ALTERNATE DIRECTORS:	Jorge Grecco
Javier Douer
Pablo Díaz
Ariel Schapira
Brian Henderson
Ricardo Sericano
Maia Chmielewski
Gabriel Cohen
Eduardo Maggi
Alejandro Mindlin
Rafael Mancuso
Jaime Javier Barba

SUPERVISORY COMMITTEE

MEMBERS:	Javier Errecondo
José Daniel Abelovich
Jorge Roberto Pardo

ALTERNATE MEMBERS:	Santiago Dellatorre
Marcelo Héctor Fuxman
Alejandro Gabriel Turri

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

Legal address: 6363 Libertador Avenue – Autonomous City of Buenos Aires

FISCAL YEAR No. 19 BEGINNING ON JANUARY 1, 2010

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2010

Main business: Distribution and sale of electricity in the area and under the terms of the concession agreement by which this public service is regulated (Note 1).

Date of registration with the Public Registry of Commerce:

of the Articles of Incorporation: August 3, 1992

of the last amendment to the By-laws: May 28, 2007

Term of the Corporation: Through August 3, 2087

Registration number with the “Inspección General de Justicia” (the Argentine governmental regulatory agency of corporations): 1,559,940

CAPITAL STRUCTURE

AS OF DECEMBER 31, 2010
(Note 16.a)

(amounts stated in pesos)

Class of shares	Subscribed and paid-in

Common, book-entry shares, face value 1 and 1 vote per share

Class A	462,292,111
Class B (1)	442,210,385
Class C	1,952,604
906,455,100

(1) Includes 9,412,500 treasury shares as of December 31, 2010 and 2009 (Notes 1 and 3.s).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009

 (stated in thousands of pesos)

	2010	2009
CURRENT ASSETS
Cash and banks	8,611	8,685
Investments (Exhibit D)	668,232	219,687
Trade receivables (Note 4)	421,193	389,236
Other receivables (Note 5)	43,361	61,098
Supplies	12,407	14,854
Total Current Assets	1,153,804	693,560

NON-CURRENT ASSETS
Trade receivables (Note 4)	45,531	87,047
Other receivables (Note 5)	119,249	88,756
Investments in other companies (Exhibit C)	415	408
Supplies	23,249	18,584
Property, plant and equipment (Exhibit A)	3,689,482	3,482,386
Total Non-Current Assets	3,877,926	3,677,181

Total Assets	5,031,730	4,370,741

CURRENT LIABILITIES
Trade accounts payable (Note 6)	378,505	347,782
Loans (Note 7)	54,108	82,988
Salaries and social security taxes (Note 8)	180,432	118,377
Taxes (Note 9)	111,080	140,301
Other liabilities (Note 10)	4,542	8,012
Accrued litigation (Exhibit E)	57,832	62,813
Total Current Liabilities	786,499	760,273

NON-CURRENT LIABILITIES
Trade accounts payable (Note 6)	50,984	46,854
Loans (Note 7)	1,035,113	707,499
Salaries and social security taxes (Note 8)	50,633	43,673
Taxes (Note 9)	8,989	9,374
Other liabilities (Note 10)	984,518	610,775
Accrued litigation (Exhibit E)	6,816	10,084
Total Non-Current Liabilities	2,137,053	1,428,259
Total Liabilities	2,923,552	2,188,532

SHAREHOLDERS' EQUITY (as per related statements)	2,108,178	2,182,209
Total Liabilities and Shareholders' Equity	5,031,730	4,370,741

The accompanying notes 1 through 27 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(stated in thousands of pesos)

	2010	2009
Net sales (Note 11)	2,173,644	2,077,860
Electric power purchases	(1,069,747)	(1,003,362)

Gross margin	1,103,897	1,074,498

Transmission and distribution expenses (Exhibit H)	(636,289)	(548,583)
Selling expenses (Exhibit H)	(194,236)	(158,956)
Administrative expenses (Exhibit H)	(178,897)	(144,034)

Subtotal	94,475	222,925

Other (Expense) Income, net (Note 12)	(9,810)	23,290

Financial income (expense) and holding gains (losses)
Generated by assets
Exchange difference	7,412	21,402
Interest	28,372	16,204
Holding results (Notes 3.j, 22 and 23)	(14,680)	37,589
Tax on financial transactions	(16,048)	(13,352)
Generated by liabilities
Financial expenses	(12,484)	(11,713)
Exchange difference	(40,278)	(99,096)
Interest	(91,335)	(87,739)
Tax on financial transactions	(21,120)	(19,181)

Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables (Note 13)	11,581	3,413
Adjustment to present value of notes (Note 3.j)	(4,198)	(5,243)
(Loss) Gain from the purchase of notes	(7,054)	81,455

(Loss) Income before taxes	(75,167)	169,954
Income tax (Note 3.m)	1,136	(79,311)

Net (loss) income for the year	(74,031)	90,643

(Losses) Earnings per common share	(0.082)	0.101

The accompanying notes 1 through 27 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(stated in thousands of pesos)

	2010									2009
	Shareholders' contributions
				Nominal	Adjustment		Retained earnings
	Nominal			Value	to Capital		Appropriated	Unappropriated
	Value	Adjustment to	Additional	Treasury Stock	Treasury Stock		Retained Earnings	Retained
	(Note 16.a)	Capital	Paid-in Capital	Note 1	Note 1	Total	Legal Reserve	Earnings	Total	Total
Balance at beginning of year	897,043	986,142	18,317	9,412	10,347	1,921,261	59,476	201,472	2,182,209	2,091,566

Appropriation resolved by the General Annual Meeting held on April 7, 2010 (Note 16.d)	-	-	-	-	-	-	4,532	(4,532)	-	-

Net (loss) income for the year	-	-	-	-	-	-	-	(74,031)	(74,031)	90,643

Balance at end of year	897,043	986,142	18,317	9,412	10,347	1,921,261	64,008	122,909	2,108,178	2,182,209

The accompanying notes 1 through 27 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(stated in thousands of pesos)

	2010	2009
Changes in cash and cash equivalents
Cash and cash equivalents at beginning of year (Note 18.a)	228,372	126,399
Cash and cash equivalents at end of year (Note 18.a)	676,843	228,372
Net increase in cash and cash equivalents	448,471	101,973

Cash flows from operating activities
Net (loss) income for the year	(74,031)	90,643

Adjustments to reconcile net (loss) income to net cash flows provided by operating activities
Depreciation of property, plant and equipment (Note 12 and Exhibit A)	178,380	175,419
Retirement of property, plant and equipment (Exhibit A)	1,125	2,763
Gain from the sale of real property (Notes 3.g and 12)	(5,266)	0
Gain from investment in related company SACME S.A. (Exhibit C)	(7)	(11)
Gain (Loss) from investments	(55,650)	26,379
Adjustment to present value of notes (Note 3.j)	4,198	5,243
Gain (Loss) from the purchase of notes (Note 14)	7,054	(81,455)
Exchange difference and interest on loans	49,512	178,586
Recovery of the accrual for tax contingencies	0	(35,553)
Income tax (Note 3.m)	(1,136)	79,311
Allowance for doubtful accounts (Exhibit E)	16,313	13,547
Recovery of allowance for doubtful accounts	0	(26,956)
Allowance for other doubtful accounts (Exhibit E)	4,891	3,335
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables (Note 13)	(11,581)	(3,413)

Changes in assets and liabilities:

Net (increase) decrease in trade receivables	245	48,070
Net (increase) decrease in other receivables	(275)	5,342
Increase in supplies	(2,218)	(3,889)
Increase in trade accounts payable	34,853	15,221
Increase in salaries and social security taxes	69,015	27,173
Decrease in taxes	(45,842)	(56,915)
Increase in other liabilities	74,495	39,292
Increase for funds deriving from the Program for the rational use of electric power (PUREE)	295,778	199,826
Net (decrease) increase in accrued litigation	(8,249)	10,616

Financial interest paid (net of interest capitalized) (Notes 3.g and 18.b)	(64,908)	(76,827)
Financial and commercial interest collected (Note 18.b)	60,232	32,230

Net cash flows provided by operating activities	526,928	667,977

Cash flows from investing activities
Additions of property, plant and equipment (1)	(388,770)	(404,165)
Collection of property, plant and equipment sold (Note 12 and Exhibit A)	7,435	0
Net cash flows used in investing activities	(381,335)	(404,165)

Cash flows from financing activities
Decrease in non-current investments	0	13,614
Net increase (decrease) in loans	302,878	(175,453)
Net cash flows provided by (used in) financing activities	302,878	(161,839)

Net increase in cash and cash equivalents	448,471	101,973

(1) Net of 145 related to the Software lease agreement (Note 3.g) as of December 31, 2009
The accompanying notes 1 through 27 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A.
(EDENOR S.A.)

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009

(amounts stated in thousands of Argentine pesos)

1.  ORGANIZATION AND START UP OF THE COMPANY

In compliance with Law No. 24,065 and in agreement with the reform process of the Argentine Federal Government and the privatization program of Argentine state-owned companies, the entire business of generation, transportation, distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (SEGBA) was declared to be subject to privatization; the operation was divided into seven business units: three for the distribution and four for the generation of electric power.

On May 14, 1992, the Ministry of Economy and Public Works and Utilities, by Resolution No. 591/92, approved the Bidding Terms and Conditions (Bid Package) of the International Public Bidding for the sale of the Class "A" shares, representing 51% of the capital stock of Empresa Distribuidora Norte S.A. (hereinafter, “EDENOR” or “the Company”) and Empresa Distribuidora Sur S.A. (EDESUR S.A.), two of the three electric power distribution companies into which SEGBA had been divided.

EDF International (EDF S.A.), Empresa Nacional Hidroeléctrica del Ribagorzana, S.A. (ENHER), Astra Compañía Argentina de Petróleo S.A. (ASTRA), Socièté D'Amenagement Urbain et Rural (SAUR), Empresa Nacional de Electricidad S.A. (ENDESA) and J.P. Morgan International Capital Corporation formed Electricidad Argentina S.A. (EASA) to bid for the Class "A" shares of EDENOR, a company organized on July 21, 1992 by Decree No. 714/92 of the Federal Government.

EASA was awarded the Class “A” shares of EDENOR based on a bid of US$ 427,973,000 (equivalent to the same amount in Argentine pesos as of such date). The corresponding contract for the transfer of 51% of EDENOR’s capital stock was executed on August 6, 1992.  The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government. Finally, on September 1, 1992, EASA took over the operations of EDENOR.

In accordance with the provisions of Decree No. 282/93 of the Federal Government, dated February 22, 1993, the recorded values of assets, liabilities and net capital arising from the transfer of SEGBA, were determined on the basis of the price actually paid for 51% of EDENOR’s capital stock (represented by the totality of Class “A” shares). This price was also used as the basis to determine the value of the remaining 49% of the capital stock. In order to determine the value of the assets transferred from SEGBA, the amount of liabilities assumed was added to the value of the total capital stock of 831,610, determined as indicated above. Management estimates that the amounts of the assets transferred from SEGBA represented their fair values as of the date of the privatization.

The corporate purpose of EDENOR is to engage in the distribution and sale of electricity within the concession area. Furthermore, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

On June 12, 1996, the Extraordinary Shareholders’ Meeting approved the change of the Company’s name to Empresa Distribuidora y Comercializadora Norte S.A. (EDENOR S.A.) so that the new name would reflect the description of the Company’s core business. The amendment to the Company’s by-laws as a consequence of the change of name was approved by the National Regulatory Authority for the Distribution of Electricity (ENRE - Ente Nacional Regulador de la Electricidad), through Resolution No. 417/97 and  registered with the Public Registry of Commerce on August 7, 1997.

On May 4 and June 29, 2001, EDF International S.A. (a wholly-owned subsidiary of EDF) acquired all the shares of EASA and EDENOR held by ENDESA Internacional, YPF S.A. (surviving company of ASTRA) and SAUR. Therefore, the direct and indirect interest of EDF International S.A. (EDFI) in EDENOR increased to 90%.

On June 29, 2005, the Board of Directors of EDF approved a draft agreement with Dolphin Energía S.A. (Dolphin) pursuant to which it would assign 65% of EDENOR’s capital stock (held by EDFI) through the transfer of all Class “A” common shares held by EASA and 14% of the Class “B” common shares. In this manner, EDFI would retain a 25% interest in EDENOR. The remaining 10% would be kept by the employees according to the Employee Stock Ownership Program (ESOP). The closing of the agreement took place upon its approval by the corresponding French and Argentine governmental authorities.

On September 15, 2005, by virtue of the stock purchase-sale agreement entered into by EDFI and Dolphin and Dolphin’s subsequent partial assignments of its interest in EASA and EDENOR to IEASA S.A. (IEASA) and New Equity Ventures LLC (NEV), the formal take over by Dolphin took place, together with the change in the Company’s indirect control through the acquisition of 100% of the capital stock of EASA, which is the controlling company of EDENOR, by Dolphin (90%) and IEASA (10%). Furthermore, as a result of the aforementioned agreement, the ownership of the Company’s Class “B” common shares (representing 39% of its capital stock) changed with 14% of the Company’s capital stock now being held by NEV and the remaining 25% being kept by EDFI.

On April 28, 2006, the Company’s Board of Directors decided to initiate the public offering of part of the Company’s capital stock in local and international markets, including, but not limited to the trading of its shares on the Buenos Aires Stock Exchange (BCBA) and the New York Stock Exchange (NYSE), United States of America.

On June 7, 2006, the Ordinary and Extraordinary Shareholders’ Meeting resolved to increase capital stock up to ten percent (10%), request authorization for the public offering from both the National Securities Commission (CNV) and the Securities and Exchange Commission (SEC) of the United States of America, as well as authorization to trade from both the Buenos Aires Stock Exchange and the New York Stock Exchange, entrusting the Board of Directors with the task of taking the necessary steps to implement such resolutions.

Additionally, it was decided that an American Depositary Receipts (ADRs) program, represented by American Depositary Shares (ADSs) would be created and that it would be the responsibility of the Board of Directors to determine the terms and conditions and the scope of the program.

On June 14, 2007, the Board of Directors approved the final report on Edenor’s capital increase and public offering process. As a result of the above-mentioned process, the Company’s Class B shares and American Depositary Shares (“ADSs”), representing Class B shares, are traded on the Buenos Aires Stock Exchange and the New York Stock Exchange, respectively. The final capital increase, as resolved by the above-mentioned Board of Directors, amounted to nine percent (9%) which is represented by 74,844,900 (seventy-four million eight hundred forty-four thousand nine hundred) new shares subscribed at the international primary offering, fully placed as 3,742,245 ADS. It was also reported that a secondary international offering was made on this date of 207,902,540 Class B shares.

The aforementioned issuance was carried out at a price of 2.62 per share. Taking into account that the nominal value of each share is 1.00, an additional paid-in capital, amounting to 121,249, was recorded.

The Class “B” shareholders NEV and EDFI informed the Company that at the secondary international offering they sold 49,401,480 and 179,049,520 Class “B” shares, respectively. Additionally, on May 1, 2007, the shareholders NEV and EDFI informed that they had sold 57,706,040 Class “B” shares at the secondary international offering when the international underwriters fully exercised the over-allotment option (green shoe) contemplated in the prospectus for the public offering and section 2 of the underwriting agreement.

With regard to the Company’s Class “C” shares held by the Employee Stock Ownership Program (ESOP), on April 29, 2007 the ESOP was partially cancelled in advance in conformity with a procedure set forth by the Federal Government, and on April 30, 2007, an amount of 81,208,416 shares, which had been converted into Class “B” shares on April 27, 2007, was sold at the domestic secondary offering. As of the date of issuance of these financial statements, an amount of 1,952,604 Class “C” shares, representing 0.22% of the Company’s capital stock, remains outstanding.

Furthermore, Dolphin and IEASA contributed 38,170,909 Class “B” shares of the Company that had been transferred to them by NEV to EASA, which is the controlling company. On April 27, 2007, the contributed shares were converted into Class “A” shares to ensure that EASA continues to hold 51% of all the Class “A” shares outstanding. On April 30, 2007, the Company requested that Caja de Valores S.A. register the new Class “A” shares and extend thereto the regulatory pledge in favor of the Argentine Government, in compliance with the Bidding Terms and Conditions of the International Public Bidding, the provisions of the Concession Agreement of Edenor S.A., and the terms of the related pledge agreements signed on August 31, 1992 and July 14, 1994 which, in accordance with their second clause, EASA was required to extend the first-priority preferred security interest  to any Class “A” Shares of the Company that EASA would acquire on a date subsequent to those of said Agreements.

Moreover, section 19 of the Adjustment Agreement entered into by the Company and the Argentine Government, which was ratified by Decree No. 1957/2006, stipulates that the pledge on the Company’s shares in favor of the Argentine Government granted as security for the performance of the Concession Agreement will be extended to include the performance of the obligations assumed by the Company in this Adjustment Agreement.

The Company was notified that on June 22, 2007, the shareholders of Dolphin Energía S.A. and IEASA S.A. (that own 100% of the stock of Electricidad Argentina S.A., the controlling company of Edenor) and Pampa Energía S.A. entered into a memorandum of understanding whereby it was agreed that the totality of the capital stock of Dolphin Energía S.A. and IEASA S.A. would be exchanged for common shares of Pampa Energía S.A.

Furthermore, the Company received a notice from EASA whereby it was informed that the exchange for shares described in the preceding paragraph had formally been agreed upon on September 28, 2007 under a Stock Subscription Agreement entered into by Pampa Energía S.A., Marcos Marcelo Mindlin, Damián Miguel Mindlin, Gustavo Mariani, Latin American Energy LLC, New Equity Ventures LLC and Deutsche Bank AG, London Branch. Moreover, on such date, Pampa Energía S.A. acquired 100% of the capital stock of Dolphin Energía S.A. and IEASA S.A, which together own 100% of the capital stock of EASA.

On October 23, 2008, the Company’s Board of Directors decided to launch a public offering for the acquisition of the Company’s own shares pursuant to both the terms of Section 29, Chapter XXVII, Book 9 of the National Securities Commission’s regulations and the provisions of Section 68 of Law No. 17,811 (text consolidated by Decree No. 677/2001).
The shares acquired by virtue of the aforementioned provisions shall be sold by the Company within a maximum period of three years as from acquisition date, unless such period is extended by the Ordinary Shareholders’ Meeting. On March 3, 2011, the Company held the General Annual Meeting which resolved by majority of votes to extend for 3 years the term for holding the treasury shares acquired within the framework of section 68 of Decree No. 677/01.

On October 27, 2008, the Company requested authorization for the above-mentioned public offering from the National Securities Commission (CNV).

Furthermore, on October 29, 2008, the Company’s Board of Directors modified the basic terms and conditions of the aforementioned offering.

On October 30, 2008, the National Securities Commission (CNV) approved the above-mentioned public offering for the acquisition of the Company’s own shares. Furthermore, the Company’s Board of Directors fixed the purchase price of the shares to be acquired within the framework of the offering in the amount of pesos 0.65.

On November 14, 2008, the Company’s Board of Directors decided to continue with the acquisition process of the Company’s own shares through market transactions in accordance with the terms of section 68 of Law No. 17,811 (text consolidated by Decree No. 677/2001) and the CNV’s Regulations. This decision was taken firstly because the reasons that motivated the acquisition process through the public offering mechanism previously described continue to exist, and secondly because such mechanism would provide the Company with more flexibility to determine the purchase price of its own shares in a context of high volatility in the market value of shares in general.

As of December 31, 2008 the Company acquired, through both acquisition processes, a total of 9,412,500 class B shares with a nominal value of 1 peso each at an acquisition cost of 6,130.

On March 17, 2009, the 120-calendar-day period stipulated in the terms and conditions for the repurchase of treasury shares, that had commenced on November 18, 2008, came to an end.

As of December 31, 2010 and 2009, the Company’s capital stock, represented by 906,455,100 shares is comprised of the following (Note 16.a):

	2010	2009
Holder	Number of shares		Class	% held
EASA (1)	462,292,111	462,292,111	“A”	51.00
Market in general (2)	442,210,366	442,210,356	“B”	48.78
Banco Nación (3)	1,952,604	1,952,604	“C”	0.22
New Equity Ventures LLC	19	19	“B”	0
EDF Internacional S.A.	0	10	“B”	0

(1) The shares are pledged in favor of the Argentine Government as evidenced by the certificate issued by Caja de Valores.
(2) Includes 9,412,500 treasury shares as of December 31, 2010 and 2009.
(3) Trustee of the Employee Stock Ownership Program.

On July 19, 2006, EASA carried out a restructuring of the totality of its financial debt. If EASA did not comply with its payment obligations under the new debt, its creditors could obtain an attachment order against the Company’s Class A shares held by them, and, consequently, the Argentine Government would be entitled, as stipulated in the concession agreement, to foreclose on the pledged shares, with an adverse effect on the results of its operations.

2.  BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS

Financial statements presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the City of Buenos Aires, Argentina (hereinafter “Argentine GAAP”) and the criteria established by the National Securities Commission (CNV), taking into account that which is mentioned in the following paragraphs.

The amounts of these financial statements are stated in thousands of Argentine pesos.

As from January 1, 2003 and as required by General Resolution No. 434/03 of the CNV, the Company reports the results of its operations, determines the values of its assets and liabilities and determines its profit and loss in conformity with the provisions of Technical Resolutions (TR) Nos. 8, 9 and 16 through 18 (consolidated text June 2003). As from January 1, 2004, the Company has applied the provisions of TR No. 21 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) as adopted by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires (CPCECABA), with specific few exceptions and clarifications introduced by General Resolution No. 459/04 of the CNV.

The CNV, through its General Resolutions Nos. 485/05 and 487/06, decided to implement certain changes in the Argentine GAAP effective for fiscal years or interim periods beginning as from January 1, 2006, by requiring the application of TR Nos. 6, 8, 9, 11, 14, 16, 17, 18, 21, 22 and 23 and Interpretations 1, 2, 3, and 4, of the FACPCE with the amendments introduced by such Federation through April 1, 2005 (Resolution No. 312/05) and adopted by the CPCECABA (Resolution CD No. 93/05) with certain amendments and clarifications.

Among the aforementioned changes the following can be noted: i) the comparison between the values of certain assets and their recoverable values, using discounted cash-flows; ii) the consideration of the difference between the accounting and tax values resulting from the adjustment for inflation included in non-monetary assets, as a temporary difference, allowing the Company to either recognize a deferred tax liability or to disclose the effect of such accounting change in a note to the financial statements and (iii) the capitalization of interest cost on certain assets (only those assets that require an extended period of time to be produced or acquired would qualify) during the term of their construction and until they are in condition to be used.

With regard to the impact of the application of the change mentioned in the preceding paragraph under (i) on the Company’s property, plant and equipment, said change does not have a significant impact on the Company’s financial position or the results of operations for the year ended December 31, 2010, given that the fair value (defined as the discounted value of net cash flows arising from both the use of the assets and their final disposal) exceeds their recorded value (Note 3.g).

With regard to item (ii), the Company has decided to disclose said effect in a note to the financial statements. Had the Company chosen to recognize the effect of the adjustment for inflation of its property, plant and equipment as a temporary difference, as of December 31, 2010 a deferred tax liability of approximately 358,263 and a credit to the results of operations for the year, under the income tax account, amounting to 24,978, would have been recorded (Note 3.m).

Additionally, had the Company elected to recognize a deferred tax liability, in subsequent years, the Company would have recorded an income tax expense that would have been lower than the income tax expense that will be recorded as a result of maintaining the criterion applied up to the moment, whose distribution in subsequent years has been estimated as follows:

Year	Effect on deferred tax result Nominal value
2011	21,826
2012	21,043
2013 – 2017	93,840
2018 – 2022	82,209
Remainder	139,345
Total	358,263

Furthermore, on March 20 and June 12, 2009, the FACPCE approved TR Nos. 26 and 27 "Adoption of the International Financial Reporting Standards (IFRSs) of the International Accounting Standards Board (IASB)” and “Changes to TR Nos. 6, 8, 9, 11, 14, 16, 17, 18, 21, 22, 23 and 24” respectively, which will be in effect for fiscal years beginning as from January 1, 2011. Additionally, the aforementioned TR have been approved by the Board of the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires through Resolution No. 52/2009.

Furthermore, on December 29, 2009, the CNV issued Resolution No. 562, according to which those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17,811, or have requested authorization for their being included in such public offering regime would be required to comply with the provisions of TR No. 26. The application of such regulations will be mandatory for the Company as from the fiscal year beginning January 1, 2012.

On April 27, 2010, the Company’s Board of Directors approved the specific implementation plan required by General Resolution No. 562 of the National Securities Commission. Such approval was informed as a relevant fact on April 28, 2010.

Additionally, on July 1, 2010, the CNV issued Resolution No. 576 which provides solutions to, corrections and further explanation of those aspects concerning Resolution No. 562 about which the issuers of financial statements had raised objections or asked for clarification.

Consideration of the effects of inflation

The financial statements fully reflect the effects of the changes in the purchasing power of the currency through August 31, 1995. As from such date, and in accordance with Argentine GAAP and the requirements of control authorities, the restatement of the financial statements to reflect the effects of inflation was discontinued until December 31, 2001. As from January 1, 2002, and in accordance with Argentine GAAP, it was established that inflation adjustment be reinstated and that the accounting basis restated as a result of the change in the purchasing power of the currency through August 31, 1995, as well as transactions with original date as from such date through December 31, 2001, be considered as restated as of the latter date. The financial statements have been restated to reflect the effects of inflation based on the variations of the Domestic Wholesale Price Index.

On March 25, 2003, the Federal Government issued Decree No. 664 establishing that financial statements for fiscal years ending as from such date had to be prepared in nominal currency. Consequently, and in accordance with Resolution No. 441 of the CNV, the Company discontinued the restatement of its financial statements as from March 1, 2003. This criterion does not agree with Argentine GAAP which establish that financial statements were to be restated through September 30, 2003. The Company has estimated that the effect of not having restated the financial statements through September 30, 2003 is not significant on the financial statements.

3.  VALUATION CRITERIA

The main valuation criteria used in the preparation of these financial statements are as follow:

a)	Cash and banks:

-	In local currency: at nominal value.
-	In foreign currency: at the exchange rates in effect as of the end of each year. The corresponding detail is disclosed in Exhibit G.

b)	Current investments:

-	Time deposits, which include the portion of interest income accrued through the end of each year.
-	Money market funds, which have been valued at the prevailing market price as of the end of each year.
-	Corporate notes and Shares, which have been valued at the prevailing market price as of the end of each year.

c)	Trade receivables:

-	Services rendered and billed but not collected, and services rendered but unbilled as of the end of each year, at nominal value, except for those indicated in the following paragraphs;
-
Services rendered but unbilled as of the end of each year, arising from the retroactive increase deriving from the application of the electricity rate schedule resulting from the Temporary Tariff Regime (RTT) (Note 17.b) have been valued on the basis of the best estimate of the amount to be collected, discounted at a 10.5% annual nominal rate, which, in accordance with the Company’s criterion, reasonably reflected market assessments of the time value of money and risks specific to the receivable at the time of their initial measurement.

The amounts thus determined:
1.	are net of an allowance for doubtful accounts, as described in more detail in paragraph h) of this Note.
2.	consider the effects of that which is stated in Note 13.

d)	Other receivables and liabilities (excluding loans):

-	In local currency: at nominal value.
-	In foreign currency: at the exchange rates in effect as of the end of each year (Exhibit G).

Other receivables and liabilities have been valued as indicated above including, if any, interest income or expense accrued as of the end of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that other receivables and liabilities must be valued on the basis of the best estimate amount to be collected and paid, respectively, discounted at a rate that reflects the time value of money and the risks specific to the transaction estimated at the time of their being recorded in assets and liabilities, respectively.

Liabilities, excluding loans, have been valued at nominal value including, if any, interest expense accrued as of the closing date of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that they must be valued at their estimated cash price at the time of the transaction, plus interest and implicit financing components accrued on the basis of the internal rate of return determined at such opportunity.

e)	Supplies:

Supplies were valued at acquisition cost restated to reflect the effects of inflation as indicated in Note 2. The consumption of supplies has been valued based on the average cost method.

The Company has classified supplies into current and non-current depending on whether they will be used for maintenance or capital expenditures.

The carrying value of supplies, taken as a whole, does not exceed their recoverable value as of the end of each year.

f)	Non-current investments:

-
50% interest held in the related company SACME S.A. (a company organized by means of equal contributions by distribution companies EDENOR S.A. and EDESUR S.A. in accordance with the Bid Package). SACME S.A. is in charge of monitoring the electric power supplied to the aforementioned distributors.  As of December 31, 2010 and 2009, the investment in SACME has been recorded at its equity value (Exhibit C).

In order to determine the equity value, the audited financial statements of SACME S.A. as of December 31, 2010 and 2009 have been used. The accounting principles used by SACME are similar to those applied by EDENOR for the preparation of its financial statements.

g)	Property, plant and equipment:

Property, plant and equipment transferred by SEGBA on September 1, 1992 were valued as of the privatization date as described below, and restated to reflect the effects of inflation as indicated in Note 2. The total value of the assets transferred from SEGBA was allocated to individual assets accounts on the basis of engineering studies conducted by the Company.

The total value of property, plant and equipment has been determined based on the US$ 427 million price actually paid by EASA for the acquisition of 51% of the Company’s capital stock at acquisition date.  Such price was used to value the entire capital stock of EDENOR at 832 million pesos, which, when added to the fair value of the debts assumed by the Company under the SEGBA Privatization Bid Package for 139.2 million pesos less the fair value of certain assets received from SEGBA for 103.2 million, valued property plant and equipment at 868 million pesos.

SEGBA neither prepared separate financial statements nor maintained financial information or records with respect to its distribution operations or the operations in which the assets transferred to EDENOR were used. Accordingly, it was not possible to determine the historical cost of transferred assets.

Additions subsequent to such date have been valued at acquisition cost restated to reflect the effects of inflation as indicated in Note 2, net of the related accumulated depreciation. Depreciation has been calculated by applying the straight-line method over the estimated useful life of the assets which was determined on the basis of the above-mentioned engineering studies. Furthermore, in order to improve the disclosure of the account, the Company has made certain changes in the classification of property, plant and equipment based on each technical process.

In accordance with the provisions of TR No. 17, financial costs in relation to any given asset may be capitalized when such asset is in the process of production, construction, assembly or completion, and such processes, due to their nature, take long periods of time; those processes are not interrupted; the period of production, construction, assembly or completion does not exceed the technically required period;  the necessary activities to put the asset in a condition to be used or sold are not substantially complete; and the asset is not in condition so as to be used in the production or start up of other assets, depending on the purpose pursued with its production, construction, assembly or completion. The Company capitalized financial costs on property, plant and equipment from 1997 to 2001, from 2006 through 2009 and during the year ended December 31, 2010. Financial costs capitalized for the years ended December 31, 2010 and 2009 amounted to 19.522 and 24,966, respectively.

During the years ended December 31, 2010 and 2009, direct and indirect costs capitalized amounted to 57,443 and 49,566 respectively.

Furthermore, on May 19, 2008 the Company entered into a software lease agreement, which, in accordance with the provisions of section 4.1 of Technical Resolution No. 18 of the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires, has been considered as a Finance Lease. Additionally, on November 27, 2008 the aforementioned agreement was amended so as to extend its scope.
Common characteristics of these lease contracts are that they transfer substantially all the risks and rewards incident to the ownership of the leased asset, whose ownership title may be transferred or not. In consideration thereof, the Company (lessee) agrees to make one or more payments that cover the current value of the asset and the corresponding financial charges.
For this concept, the Company has recorded 11,849 in the Property, plant and equipment account (Exhibit A) as of December 31, 2009; 3,744 in Other Liabilities under Other (Note 10) as of December 31, 2009, and 256 and 1,088 in the Statement of Income under Financial interest as of December 31, 2010 and 2009, respectively.

In the year ended December 31, 2010, the Company sold the real property located at 837, 839, and 845 Juan B. Justo Street of the City of Buenos Aires for a total price of US$ 2,000,000.
This transaction resulted in a gain, net of expenses, of 5,266 which has been included in the Other (Expense) Income account under Gain from the sale of real property (Note 12).

The recorded value of property, plant and equipment, taken as a whole, does not exceed their recoverable value as of the end of each year.

h)	Allowances (Exhibit E):

Allowance for doubtful accounts: it has been recorded to adjust the valuation of trade receivables and other receivables up to their estimated recoverable value. The amount of the allowance has been determined based on the historical series of collections for services billed through the end of each year and collections subsequent thereto.

Additionally, for purposes of calculating the amount of the allowance, the Company has considered a detailed analysis of accounts receivable in litigation.

The evolution and balances of allowances have been disclosed in Exhibit E.

i)	Accrued litigation:

Amounts have been accrued for several contingencies.

1)
The Company is a party to certain lawsuits and administrative proceedings in several courts and government agencies, including certain tax contingencies arising from the ordinary course of business.  The Argentine tax authority (“AFIP”) had challenged certain income tax deductions related to allowances for doubtful accounts made by the Company on its income tax returns for fiscal years 1996, 1997 and 1998, and had assessed additional taxes for approximately 9,300. Tax related contingencies were subject to interest charges and, in some cases, to fines. For these concepts, the Company had recorded an accrual for 29,521. This matter was on appeal to the Federal Tax Court and the National Appellate Court in Contentious and Administrative Federal Matters. During the appeal process, payment of such claim had been suspended.

On April 27, 2009, the Company adhered to the tax regularization plan established in Law No. 26,476. The main features of the aforementioned moratorium are as follow:
- Waiver of fines and penalties on which no final judgment has been issued at the time of adherence to the regularization plan;
- Waiver of late payment/default and penalty interest in the amount exceeding 30% of the principal owed;
- An initial payment equal to 6% of the debt existing at the time of adherence to the regularization plan;
- The remaining balance payable in 120 monthly installments with a 0.75% monthly interest rate.
- 30% to 50% reduction in tax agents and AFIP attorneys’ fees.
In accordance with the assessment of the tax regularization plan, the Company’s debt amounted to 12,122 plus 868 of court costs. As of December 31, 2010, the Company paid for this concept an amount of 2,637, thus the remaining balance of the Company’s debt totals 10,353 (Note 9).

2) The Company is also a party to civil and labor lawsuits in the ordinary course of business. At the end of each year, management evaluates these contingencies and records an accrual for related potential losses when: (i) payment thereof is probable, and (ii) the amount can be reasonably estimated.  The Company estimates that any loss in excess of amounts accrued in relation to the above matters will not have a material adverse effect on the Company’s result of operations or its financial position.

The evolution and balances of the accrued litigation account have been disclosed in Exhibit E.
j)	Loans:

As of each year-end, the notes issued in United States dollars (Note 14) have been valued on the basis of the best estimate of the amount to be paid, discounted at a rate that reasonably reflects market assessments of the time value of money and specific debt risks, net of issuance expenses.

The adjustment to present value of future cash flows of the notes, at the market rate in effect at the time of the initial measurement, generated losses of 4,198 and 5,243 as of December 31, 2010 and 2009, respectively.

The rest of the financial debts have been valued at nominal value plus interest expense accrued as of the end of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that financial debts must be valued in accordance with the amount of money delivered and received, respectively, net of the transaction costs, plus financial results accrued on the basis of the internal rate of return estimated at the time of their initial recognition.

“Derivative financial instruments” (Note 23) have been valued in accordance with the provisions of section 2 of Technical Resolution No. 18 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), which require that all derivative financial instruments be recognized as assets and/or liabilities at their fair value, regardless of whether they are designated as hedging instruments or not.
Furthermore, the changes in the accounting basis of financial instruments -Corporate Notes- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by liabilities account of the Statement of Income as of December 31, 2010 under Exchange difference (Note 23.a), whereas the changes in the accounting basis of financial instruments -Forward and futures contracts- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income as of December 31, 2010 and 2009 under Holding results (Note 23.b) both with a contra-account in Current Liabilities – Loans under Derivative financial instruments (Note 7).

k)	Shareholders' equity accounts:

These accounts have been restated to reflect the effects of inflation as indicated in Note 2, except for the "Shareholders’ Contributions - Nominal value" and “Additional Paid-in Capital” accounts which have been maintained at their nominal value. The excess of the adjusted value of Capital Stock over its nominal value has been included in the “Shareholders’ Contributions – Adjustment to Capital” account.
The Treasury Stock account represents the nominal value of the Company’s own shares acquired by the Company (Note 1).

l)	Statement of income accounts:

-	The accounts that accumulate monetary transactions have been disclosed at their nominal values.
-	Financial income (expense) and holding gains (losses) have been disclosed separately under income (expense) generated by assets and by liabilities.
-	The adjustment to present value of the notes is stated at nominal value.
-
The adjustment to present value of trade receivables related to the application of the retroactive tariff increase agreed upon in the Adjustment Agreement and other trade receivables is stated at nominal value.

m)	Income tax and tax on minimum presumed income:

The Argentine GAAP require the application of the deferred tax method to account for income tax. This method consists of recognizing deferred tax assets and liabilities when temporary differences arise from the valuation of assets and liabilities for accounting and tax purposes. Regarding the restatement of property, plant and equipment to reflect the effects of inflation, the Company has applied Resolution MD (the Board) No. 11/03 of the CPCECABA and General Resolution No. 487/06 of the CNV (Note 2 – Basis of presentation of the financial statements).

The reconciliation between the income tax as charged to the statement of income for the years ended December 31, 2010 and 2009, and the amount that would result from applying the tax rate in effect (35%) to the (loss) income before taxes for each year, is as follows:
	2010	2009
(Loss) Income for the year before taxes	(75,167)	169,954
Applicable tax rate	35%	35%
(Loss) Income for the year at the applicable tax rate	(26,308)	59,484
Permanent differences:
Adjustment for inflation of property, plant and equipment	24,978	26,980
Accruals and other	194	(7,153)
Total income tax charge for the year	(1,136)	79,311
Adjustment Income tax return	0	1,636
Variation between deferred assets (liabilities) charged to (loss) income	17,371	14,623
Income tax for the year	16,235	95,570

Additionally, the breakdown of deferred tax assets and liabilities as of December 31, 2010 and 2009 is as follows:

	2010	2009
Non-current deferred tax assets
Tax-loss carry forward	11,586	4,293
Accruals	162,053	127,033
Other	13,532	14,058
	187,171	145,384

	2010	2009
Non-current deferred tax liabilities
Property, plant and equipment and other	(82,725)	(58,309)

Net deferred tax assets	104,446	87,075

	2010	2009
Net deferred tax assets - Initial balance	87,075	80,768
Use of tax loss carryforward	0	(8,316)
Variation between deferred assets (liabilities) charged to (loss) income	17,371	14,623
Net deferred tax assets - Ending balance	104,446	87,075

Furthermore, as of December 31, 2010, the Company has determined a minimum presumed income tax charge of 12,926 (Note 5).

n)	Operating leases:

As lessee, EDENOR has lease contracts (buildings) which classify as operating leases.

Common characteristics of these lease contracts are that lease payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the lease contract of the Handling and Energy Transformation Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating lease contracts have cancelable terms and lease periods of two to thirteen years.

Buildings are for commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices), the Handling and Energy Transformation Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras substation.

As of December 31, 2010 and 2009, future minimum lease payments with respect to operating leases are as follow:

	2010	2009
2010	0	8,400
2011	6,748	2,645
2012	8,659	336
2013	8,470	209
2014	8,406	147
2015	2,900	147
2016	147	0
Total future minimum lease payments	35,330	11,884

Total rental expenses for all operating leases for the years ended December 31, 2010 and 2009 are as follow:

	2010	2009
Total lease expenses	13,130	8,478

As lessor, Edenor has entered into operating lease contracts with certain cable television companies granting them the right to use the poles of the Company’s network. Most of such lease contracts include automatic renewal clauses.

As of December 31, 2010 and 2009, future minimum lease collections with respect to operating leases are as follow:

	2010	2009
2010	0	12,831
2011	20,898	12,294
2012	1,924	2,167
2013	89	75
2014	20	18
Total future minimum lease collections	22,931	27,385

Total rental income for all operating leases for the years ended December 31, 2010 and 2009, is as follows:

	2010	2009
Total lease income (Note 11)	18,114	13,582

o)	Labor cost liabilities and early retirements payable:

They include the following charges:
-	for supplementary benefits of leaves of absence derived from accumulated vacation,
-
for seniority-based bonus to be granted to employees with a specified number of years of employment, as stipulated in collective bargaining agreements in effect. As of December 31, 2010 and 2009, the accrual for such bonuses amounted to 12,432 and 9,064, respectively (Note 8), and

-
for other personnel benefits (pension plan) to be granted to employees upon retirement, as stipulated in collective bargaining agreements in effect. As of December 31, 2010 and 2009, the accrual for these benefits amounted to 31,356 and 24,820, respectively (Note 8).

Liabilities related to the above-mentioned seniority-based bonus and other personnel benefits (pension plans) to be granted to employees, have been determined taking into account all rights accrued by the beneficiaries of both plans as of December 31, 2010 and 2009, respectively, on the basis of actuarial studies conducted by an independent actuary as of December 31, 2010 and 2009. Such liabilities have been disclosed under the “Salaries and social security taxes” account as seniority-based bonus and other personnel benefits, respectively (Note 8).

Early retirements payable corresponds to individual optional agreements. After employees reach a specific age, the Company may offer them this option. The related accrued liability represents future payment obligations which as of December 31, 2010 and 2009 amount to 6,165 and 6,185  (current) and 6,845 and 9,789  (non-current), respectively (Note 8).

The periodical components of the personnel benefits plan for the years ended December 31, 2010 and 2009 are as follow:

	2010	2009
Cost	1,828	1,608
Interest	7,825	4,843
Amortization of recognized net actuarial loss	814	1,314
	10,467	7,765

The detail of the variations in the Company’s payment commitments under the personnel benefits plan as of December 31, 2010 and 2009 is as follows:

	2010	2009
Payment commitments under the personnel benefits plan at the beginning of the year	31,195	26,623
Cost	1,828	1,608
Interest	7,825	4,843
Actuarial income (loss)	4,572	(886)
Benefits paid to participating employees	(3,928)	(993)
Payment commitments under the personnel benefits plan at the end of the year	41,492	31,195

Payment commitments under the personnel benefits plan at the end of the year	41,492	31,195
Unrecognized net actuarial loss	(10,136)	(6,375)
Total personnel benefits plan (Note 8)	31,356	24,820

Actuarial assumptions used were the following:

	2010	2009
Discount rate	24%	25%
Salary increase	15%	15%
Inflation	18%	11.5%

The actuarial method used by the Company is the “Projected Unit Credit Method”.

As of December 31, 2010 and 2009, the Company does not have any assets related to the personnel benefits plan (pension plan).

p)	Customer deposits and contributions:

Customer deposits:

Under the Concession Agreement, the Company is allowed to receive customer deposits in the following cases:
1.	When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;
2.	When service has been suspended more than once in one-year period;
3.	When the power supply is reconnected and the Company is able to verify the illegal use of the service (fraud).
4.	When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

The Company has decided not to request customer deposits from residential tariff customers.

Customer deposits may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina called “reference” rate.

When a customer requests that the supply service be disconnected, the customer’s deposit is credited (principal amount plus any interest accrued up to the date of reimbursement). Any balance outstanding at the time of requesting the disconnection of the supply service is deducted from the amount so credited. Similar procedures are followed when the supply service is disconnected due to a lack of customer payment. Consequently, the Company recovers, either fully or partially, any amount owed for electric power consumption.

When the conditions for which the Company is allowed to receive customer deposits no longer exist, the principal amount plus any interest accrued thereon are credited to the customer’s account.

Customer contributions:

The Company receives advances from certain customers for services to be provided based on individual agreements. Such advances are stated at nominal value as of the end of each year.

q)	Revenue recognition:

Revenues from operations are recognized on an accrual basis and derive mainly from electricity distribution. Such revenues include electricity supplied, whether billed or unbilled, at the end of each year and have been valued on the basis of applicable tariffs.

The Company also recognizes revenues from other concepts included in distribution services, such as new connections, rights of use on poles, transportation of electricity to other distribution companies, etc.

All revenues are recognized when the Company’s revenue earning process has been substantially completed, the amount of revenues may be reasonably measured and the economic benefits associated with the transaction flow to the Company.

During the year ended December 31, 2007, the Company recognized revenues from the retroactive tariff increase deriving from the application of the electricity rate schedule resulting from the Temporary Tariff Regime (RTT) to non-residential consumption for the period of November 2005 through January 31, 2007 (Note 17.b) as it was during this fiscal year that the new electricity rate schedule, applicable as from February 1, 2007, was approved by Resolution No. 51/2007 of the ENRE.

On October 4, 2007 the Official Gazette published Resolution No. 1037/2007 of the National Energy Secretariat. Said resolution establishes that the amounts paid by the Company for the Quarterly Adjustment Coefficient (CAT) implemented by Section 1 of Law No. 25,957, as well as the amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 (Note 17 b and c) be deducted from the funds resulting from the difference between surcharges billed and discounts made to customers, deriving from the implementation of the Program for the Rational Use of Electric Power (PUREE), until their transfer to the tariff is granted by the regulatory authority. The resolution also establishes that the MMC adjustment for the period May 2006 through April 2007, applicable as from May 1, 2007, amounts to 9.63%.

Additionally, on October 25, 2007 the ENRE issued Resolution No. 710/2007 which approves the MMC compensation mechanism established in the aforementioned Resolution No. 1037/2007 of the National Energy Secretariat.

The amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 as well as those corresponding to the period May 2007 through October 2007 were transferred to the tariff as from July 1, 2008, in accordance with the provisions of Resolution No. 324/2008 (Note 17.b).

By Note No. 1383 dated November 26, 2008 of the National Energy Secretariat, the National Regulatory Authority for the Distribution of Electricity was instructed to consider the earmarking of the funds deriving from the application of the Cost Monitoring Mechanism (MMC) corresponding to the period May 2007 through October 2007 whose recognition was pending, and to allow that such funds be deducted from the excess funds deriving from the application of the Program for the Rational Use of Electric Power (PUREE), in accordance with the provisions of Resolution No. 1037/2007 of the National Energy Secretariat.

r)	Estimates:

The preparation of the financial statements in accordance with Argentine GAAP requires the Company’s Board of Directors and Management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results and amounts may differ from the estimates used in the preparation of the financial statements.

s)	Losses - Earnings per share:

It has been computed on the basis of the number of shares outstanding as of December 31, 2010 and 2009 which amounts to 897,042,600 (net of the treasury shares as of December 31, 2010 and 2009 for 9,412,500). There is no earning (loss) per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

t)	Segment information:

In accordance with the provisions of TR No. 18, the Company is required to disclose segment information provided certain requirements are met. This Resolution establishes the criterion to be followed for reporting information on operating segments in annual financial statements, and requires the reporting of selective information on operating segments in interim financial reports. Operating segments are those components of the Company’s activity about which different financial information may be obtained, whether for the allocation of resources or the determination of an asset’s performance. TR No. 18 also establishes the criterion to be applied by the Company to disclose its services, geographical areas and major customers.

The Company is a natural monopoly that operates in a single business segment, electricity distribution and sale in a specific geographical area, pursuant to the terms of the concession agreement that governs the provision of this public service. The Company’s activities have similar economic characteristics and are similar as to the nature of their products and services and the electricity distribution process, the type or category of customers, the geographical area and the methods of distribution. Management evaluates the Company’s performance based on net income. Accordingly, the disclosure of information as described above is not necessary.

u)	Risk management:

The Company operates mainly in Argentina. Its business may be affected by inflation, currency devaluation, regulations, interest rates, price controls, changes in governmental economic policies, taxes and other political and economic-related issues affecting the country. The majority of the Company’s assets are either non-monetary or denominated in Argentine pesos, whereas the majority of its liabilities are denominated in U.S. dollars. As of December 31, 2010, a minimum portion of the Company’s debts accrues interest at floating rates; consequently the Company’s exposure to interest rate risk is limited (Note 14).

As of December 31, 2010 and 2009, the Company has entered into forward and futures contracts with the aim of mitigating the risk generated by the fluctuations in the US dollar rate of exchange (Notes 5, 7 and 23.b).

Additionally, as of December 31, 2010, the Company has carried out transactions with derivative financial instruments with the aim of hedging the exchange rate of the amounts in foreign currency that it will have to pay in the next four interest payment dates of its financial debt, Class 9 Fixed Rate Par Notes (Notes 3.j, 7 and 23.a).

v)	Concentration risks:

Related to customers

The Company’s accounts receivable derive primarily from the sale of electric power.

No single customer accounted for more than 10% of sales for the years ended December 31, 2010 and 2009. The collectibility of trade receivables balances related to the Framework Agreement, which amount to 33,047 and 54,823 as of December 31, 2010 and 2009, respectively, as disclosed in Notes 4 and 13, is subject to compliance with the terms of such agreement.

Related to employees who are union members

As of December 31, 2010 and 2009, approximately 80% of the Company’s employees were union members. Although the relationship with unions is currently stable, the Company may not ensure that there will be no work disruptions or strikes in the future, which could have a material adverse effect on the Company’s business and the results of operations. Furthermore, collective bargaining agreements signed with unions expired at the end of the 2007 fiscal year. There is no guarantee that the Company will be able to negotiate new collective bargaining agreements under the same terms as those currently in place or that there will be no strikes before or during the negotiation process.

The Bid Package sets forth the responsibilities of both SEGBA and the Company in relation to the personnel transferred by SEGBA through Resolution No. 26/92 of the Energy Secretariat.  According to the Bid Package, SEGBA will be fully liable for any labor and social security obligations accrued or originated in events occurred before the take-over date, as well as for any other obligations deriving from lawsuits in process at such date.

During 2005, two new collective bargaining agreements were signed with the Sindicato de Luz y Fuerza de la Capital Federal and the Asociación de Personal Superior de Empresas de Energía, which expired on December 31, 2007 and October 31, 2007, respectively.  These agreements were approved by the Ministry of Labor and Social Security on November 17, 2006 and October 5, 2006, respectively.

As of the date of issuance of these financial statements, meetings aimed at negotiating the renewal terms of both collective bargaining agreements are being held with the above-mentioned unions.

w)	Foreign currency translation/ transactions:

The Company accounts for foreign currency denominated assets and liabilities and related transactions as follows:

The accounting measurements of purchases, sales, payments, collections, other transactions and outstanding balances denominated in foreign currency are translated into pesos using the exchange rates described below. Thus, the resulting amount in pesos represents the amount collected or to be collected, paid or to be paid.

For conversion purposes, the following exchange rates are used:

a)     the exchange rate in effect at the date of the transaction, for payments, collections and other transactions denominated in foreign currency; and
b)     the exchange rate in effect at the date of the financial statements, for assets and liabilities denominated in foreign currency.

For transactions and balances denominated in foreign currency, the bid price is used for assets, and the offer price is used for liabilities.

The effect of such transactions has been included in the Statement of Income as “Exchange difference” under “Financial income (expense) and holding gains (losses)”.

x)	Financial statements comparison:

Certain amounts disclosed in the financial statements as of December 31, 2009 have been reclassified for comparative purposes, following the disclosure criteria used for the financial statements as of December 31, 2010.

Such reclassifications do not imply any changes in shareholders’ equity as of December 31, 2009 and/or in the results of operations for the year ended as of that date.

4.  TRADE RECEIVABLES

The detail of trade receivables as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Receivables from sales of electricity:
Billed	216,749	181,595

Unbilled
Sales of electricity	149,046	139,181
Retroactive tariff increase arising from the application of the new electricity rate schedule (Note 17.b item d)	21,442	37,391
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule (Note 3.c)	(1,170)	(2,516)
Framework Agreement (Notes 3.v and 13)	33,047	36,273
Adjustment to present value of Framework Agreement (Note 13)	0	(1,406)
Framework Agreement - Payment plan agreement with the Province of Bs. As. (Note 13)	0	2,292
National Fund of Electricity (Note 17.a)	3,437	2,840
Bonds for the cancellation of debts of the Province of Bs. As. (Note 13)	8,743	0
Specific fee payable for the expansion of the network, transportation and others (Note 17.b)	4,477	2,459
In litigation	14,681	10,815
Subtotal	450,452	408,924
Less:
Allowance for doubtful accounts (Exhibit E)	(29,259)	(19,688)
	421,193	389,236

Non-Current:
Receivables from sales of electricity:
Unbilled
Sales of electricity	45,531	45,531
Retroactive tariff increase arising from the application of the new electricity rate schedule (Note 17.b item d)	0	31,795
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule (Note 3.c)	0	(4,119)
Framework Agreement (Notes 3.v and 13)	0	18,550
Adjustment to present value of Framework Agreement (Note 13)	0	(4,710)
	45,531	87,047

5.  OTHER RECEIVABLES

The detail of other receivables as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Prepaid expenses (1)	4,625	2,800
Advances to suppliers	4,014	142
Advances to personnel	6,276	6,396
Related parties (Note 15)	4,169	1,604
Receivables from activities other than the main activity (2)	23,321	20,402
Allowance for other doubtful accounts (Exhibit E)	(12,799)	(7,908)
Initial margins and other (3)	0	32,544
Tax on financial transactions	3,693	682
Other (4)	10,062	4,436
	43,361	61,098
Non-current:

Prepaid expenses	1,199	1,439
Net deferred tax assets (Note 3.m)	104,446	87,075
Tax on minimum presumed income (net of advances and payments on account)	12,283	0
Other	1,321	242
	119,249	88,756

(1)	Includes 70and 447 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectivey.
(2)	Includes 3,970 and 1,367 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectively.
(3)	Related to initial margins on derivative financial instruments (Notes 3.u and 23.b), 22,899 of which are denominated in foreign currency (Exhibit G) as of December 31, 2009.
(4)	Includes 607 and 129 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectively.

6.  TRADE ACCOUNTS PAYABLE

The detail of trade accounts payable as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Payables for purchase of electricity and other purchases (1)	221,626	214,693
Unbilled electric power purchases	111,860	92,945
Customer contributions (Note 3.p)	33,965	28,874
Other (2)	11,054	11,270
	378,505	347,782
Non-Current:

Customer deposits (Note 3.p)	49,129	44,179
Other (3)	1,855	2,675
	50,984	46,854

(1)
Includes 20,053 and 29,034 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectively. Also, includes balances with SACME S.A. for 1,392 and 1,000 as of December 31, 2010 and 2009, respectively, and balances with Préstamos y Servicios S.A. for 8 as of December 31, 2010 (Note 15).

(2)	Includes 821 and 683 as of December 31, 2010 and 2009, respectively related to the debt recognition and refinancing agreement entered into with the ONABE (Note 17.c).
(3)	Debt recognition and refinancing agreement entered into with the ONABE (Note 17.c).

7.	LOANS

The detail of loans as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:
Financial loans:
Principal	0	43,333
Interest	0	305
Subtotal debt for financial loans	0	43,638

Corporate Notes (Note 14):
Floating Rate Par Notes – Class 8	23,285	17,464
Interest (1)	21,237	15,885
Floating Rate Par Notes – Class A (2)	2,505	0
Derivative financial instruments (Notes 3.u, 3.j, 23.a and 23.b)	7,253	6,001
Subtotal debt for corporate notes	54,280	39,350
Adjustment to present value of notes (Note 3.j)	(172)	0
Debt for Corporate Notes at present value	54,108	39,350
	54,108	82,988
Non-current:

Corporate Notes (Note 14):
Floating Rate Par Notes – Class 8	34,951	58,236
Fixed Rate Notes – Class 7 (2)	98,446	565,022
Fixed and Incremental Rate Par Notes – Class A (2)	0	58,091
Floating Rate Par Notes – Class A (2)	47,813	48,093
Fixed Rate Notes – Class 9 (2) (3)	871,476	0
Subtotal debt for corporate notes	1,052,686	729,442
Adjustment to present value of notes (Note 3.j)	(17,573)	(21,943)
Debt for Corporate Notes at present value	1,035,113	707,499
	1,035,113	707,499

(1)	Includes 19,691 and 13,996 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectively.
(2)	In foreign currency (Exhibit G) as of December 31, 2010 and 2009.
(3)	Net of issuance expenses for 44,202.

8.  SALARIES AND SOCIAL SECURITY TAXES

The detail of salaries and social security taxes as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Salaries payable and accruals	160,616	101,435
Social Security (ANSES)	13,651	10,757
Early retirements payable (Note 3.o)	6,165	6,185
	180,432	118,377
Non-Current (Note 3.o):

Personnel Benefits Plan	31,356	24,820
Seniority-based bonus	12,432	9,064
Early retirements payable	6,845	9,789
	50,633	43,673

9.  TAXES

The detail of taxes as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Provincial, municipal and federal contributions and taxes	32,024	28,957
Value Added Tax (VAT)	30,901	28,554
Income tax and tax on minimum presumed income (net of advances, withholdings and payments on account) (Note 3.m)	0	37,867
Withholdings	9,798	9,464
Municipal taxes	27,159	24,693
Tax regularization plan Law No. 26,476 (Note 3.i.1)	1,364	1,261
Other	9,834	9,505
	111,080	140,301

Non-Current:

Tax regularization plan Law No. 26,476 (Note 3.i.1)	8,989	9,374

10.  OTHER LIABILITIES

The detail of other liabilities as of December 31, 2010 and 2009 is as follows:

	2010	2009
Current:

Other (1)	4,542	8,012
	4,542	8,012
Non-current:

ENRE penalties and discounts (Note 17 a and b)	455,421	377,456
Program for the rational use of electric power (PUREE) (Note 17 a)	529,097	233,319
	984,518	610,775

(1)	Includes 1,345 and 1,370 in foreign currency (Exhibit G) as of December 31, 2010 and 2009, respectively.
Additionally, includes 3,744 related to the software lease agreement (Note 3.g) as of December 31, 2009.

11.  NET SALES

The breakdown of net sales for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009

Sales of electricity (1)	2,125,390	2,035,845
Late payment charges	22,197	20,686
Right of use on poles (Note 3.n)	18,114	13,582
Connection charges	5,550	5,700
Reconnection charges	2,393	2,047
	2,173,644	2,077,860

(1) Net of ENRE discounts and penalties for 80,006 and 58,500 for the years ended December 31, 2010 and 2009, respectively (Note 17 a and b).

12.  OTHER (EXPENSE) – INCOME, NET

The breakdown of other (expense) – income, net for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009

Non-operating income	985	4,529
Commissions on municipal taxes collection	4,905	3,844
Net expense from technical services	(4,114)	(785)
Voluntary Retirements - Bonuses	(10,103)	(5,381)
Severance paid	(4,658)	(4,419)
Accrued litigation (Exhibit E)	(1,213)	(15,500)
Disposal of property, plant and equipment (Exhibit A)	(1,125)	(2,763)
Gain from the sale of real property (Note 3.g)	5,266	0
Recovery of allowance for doubtful accounts (1)	0	21,236
Net recovery of accrued litigation (2)	0	23,431
Other	247	(902)
	(9,810)	23,290

(1) Related to the Framework Agreement Province of Buenos Aires (Note 13, Exhibits E and H).
(2) Related to the Company’s adherence to the tax regularization plan (Note 3.i).

13.	FRAMEWORK AGREEMENT

On January 10, 1994, the Company, together with EDESUR S.A., the Argentine Federal Government and the Government of the Province of Buenos Aires signed a Framework Agreement aimed at resolving the issue of supplying electricity to low-income areas and shantytowns. Pursuant to such Framework Agreement, the Company is entitled to receive compensation from a Special Fund for any non-payments of electricity supplied to low-income areas and shantytowns.

As permitted by section 13 of the Agreement, which stipulated that the terms and conditions of the Agreement could be subject to review and/or adjustments under certain circumstances, and taking into account that not all of the objectives of the Agreement could be completely fulfilled within the originally stipulated period, although most of them had been accomplished, and considering also that new shantytowns had appeared which had to be recognized, the parties agreed to extend the term of the Agreement for an additional fifty-month period ending August 31, 2002. During such additional period the original provisions of the Framework Agreement and the Regulations continued to be in effect. Furthermore, a new population census was conducted so as to identify those shantytowns which up to then had not been recognized.

On October 6, 2003, the Company signed a new Framework Agreement with the Argentine Federal Government and the Government of the Province of Buenos Aires, whose purpose was similar to that of the previous agreement, and which retroactively covered all the services provided as from September 1, 2002. The term of the new framework agreement was four years to commence as from January 1, 2003 and could be renewed for another four-year term should the parties so agree.  The aforementioned Framework Agreement expired on December 31, 2006

On September 22, 2008, the Official Gazette published Resolution No. 900/2008 of the Ministry of Federal Planning, Public Investment and Services which ratifies the Addendum to the New Framework Agreement entered into by the Federal Government and the Company, according to which the term of the agreement is renewed for a period of four years to commence as from January 1, 2007.
Furthermore, on March 11, 2009, by Resolution No. 158/2009, the National Regulatory Authority for the Distribution of Electricity approves the extension of the regulations established in the Addendum to the new Framework Agreement in the terms of Resolution No. 22/2004.

Additionally, on June 18, 2009, the Official Gazette of the Province of Buenos Aires published Decree No. 732, which ratifies the Addendum to the New Framework Agreement entered into by the Government of the Province of Buenos Aires and the Company, according to which the term of the agreement is renewed for a period of four years to commence as from January 1, 2007.
As of the date of issuance of these financial statements, the abovementioned agreements have expired. Nevertheless, the Company considers that they will be renewed and has therefore begun the corresponding negotiations.

During November-December 2009 and March through December 2010, the Company received payments from the Argentine Federal Government for 20,000 and 19,291, respectively.

By virtue of Law No. 14,062 and Decree No. 2,789/09 of the Province of Buenos Aires related to the issuance of bonds for the cancellation of debts of such province (Bonos de Cancelación de Deudas de la Provincia de Buenos Aires) and their regulations, in March 2010, the Company entered into a Payment Plan Agreement with the Government of the Province of Buenos Aires pursuant to which the Government of the Province of Buenos Aires verified and paid with Bonds for the Cancellation of Debts, the debt stated therein in the amount of 32,797. The aforementioned agreement has been ratified by the Executive Power of the Province of Buenos Aires and the Company’s Board of Directors. As of December 31, 2010, the balance of Bonds for the Cancellation of Debts held by the Company amounts to 8,743 (Note 4).

Additionally, as of December 31, 2010 and 2009, balances with the Argentine Federal Government and the Government of the Province of Buenos Aires amount to 33,047 and 54,823, respectively (Note 4). Due to the fact that the Framework Agreement has been totally ratified, the Company has provided the ENRE with the documentation to validate the amounts to be collected for this concept and has initiated the corresponding collection proceedings.

14.	CORPORATE NOTES PROGRAM

RESTRUCTURING OF FINANCIAL DEBT

On January 19, 2006, the Company’s Board of Directors approved the launching of a solicitation of consent for the restructuring of the Company’s financial debt through the exchange of such debt for a combination of cash and notes (the Restructuring) pursuant to a voluntary exchange offer (the Voluntary Exchange Offer) and/or an out-of-court reorganization agreement (Acuerdo Preventivo Extrajudicial) (the APE).

The restructuring of the Company’s debt was carried out throughout the fiscal year ended December 31, 2006. As a result of the restructuring process, the defaulted debt prior to the restructuring, which amounted to US$ 540.9 million as of February 22, 2006, was reduced to US$ 376.4 million, with an average term of more than 8 years, at an average cost of 8% and final maturity in 2019.

On February 23, 2006, the Annual General Meeting approved the extension of the Global Medium-Term Corporate Notes Issuance Program for a Maximum Amount, outstanding at any time, of up to US$ 600 million (or its equivalent in any other currency). Said extension was also approved by the CNV through Resolution No. 15,359 issued by the CNV’s Board of Directors on March 23, 2006.

In the meeting held on June 14, 2007, the Company’s Board of Directors approved the updating of the Trust Agreement for the issuance of corporate notes that had been duly approved by the CNV, as required by section 76 of Chapter VI of the CNV’s Regulations.

On June 28, 2007, the Company’s Board of Directors’ meeting approved the issuance and public offering, within the framework of the Program and under the terms of Law No. 23,576 as amended, of fixed rate Corporate Notes for a nominal value of up to US$ 250 million with maximum maturity in 2017. On October 9, 2007, the Company issued and carried out the public offering of Class 7 Corporate Notes for US$ 220 million. The 10-year term Corporate Notes were issued at an issue price of 100% of the principal amount, and accrue interest as from the date of issuance at a fixed rate of 10.5% per annum, payable on April 9 and October 9 of each year, with the first interest payment maturing on April 9, 2008. The principal will be amortized by a lump sum payment at maturity date on October 9, 2017. The Company has requested authorization for the trading of the Corporate Notes on the Buenos Aires Stock Exchange, the Mercado Abierto Electrónico S.A. (the OTC market of Argentina), the Luxembourg Stock Exchange, and the Euro MTF Market, which is the alternative market of the Luxembourg Stock Exchange. Furthermore, the Company may request authorization for the listing of the Corporate Notes on the PORTAL Market as well as authorization for their trading and/or negotiation on any other stock exchange and/or self-regulated market of Argentina  and/or abroad.

Most of the net proceeds from the sale of the Corporate Notes were used for the purchase, payment or redemption of the Company’s outstanding Discount Corporate Notes due in 2014.

Furthermore, on April 13, 2009, the Company’s Board of Directors approved the issuance and public offering, within the framework of the Program and under the terms of Law No. 23,576, as amended, of floating rate Corporate Notes for a nominal value of up to 150,000 with maximum maturity in 2013.

On May 7, 2009, the Company issued and carried out the public offering of Class 8 Corporate Notes for 75,700. The four-year term corporate notes were issued at an issue price of 100% of the principal amount and accrue interest as from the date of issuance at a floating private BADLAR rate plus a spread of 6.75%, payable quarterly on May 7, August 7, November 7 and February 7 of each year, with the first interest payment maturing on August 7, 2009.
The principal is amortized in 13 consecutive and quarterly installments, the first of which became due on May 7, 2010.
The Company has requested authorization for the listing of the Corporate Notes on the Buenos Aires Stock Exchange (BCBA) and admission for trading on the Mercado Abierto Electrónico S.A.
The Company used the net proceeds from the sale of the Corporate Notes to finance the capital expenditures plan.

Furthermore, the Company’s Board of Directors has approved, within the framework of the Program, the issuance and placement by means of a public offering or an exchange offer of fixed rate Corporate Notes due in 2022 for a nominal value of up to US$ 300 million. In accordance with the terms of the Pricing Supplement dated September 28, 2010, the Corporate Notes may be subscribed:

(i) in cash, at the issue price determined by the Company prior to the Date of Issuance on the basis of the result of the placement and awarding procedure of the Corporate Notes, or

(ii) in kind, through the delivery of Class 7 fixed rate Corporate Notes due 2017 in exchange for Corporate Notes, pursuant to the following exchange ratios:

•
in the case of Class 7 Corporate Notes tendered before October 20, 2010, Corporate Notes due in 2022 for a nominal value of US$ 1,000, plus US$ 100.90 and additional amounts in cash instead of fractions of Corporate Notes, and

•
in the case of Class 7 Corporate Notes tendered after the Early Offer deadline through November 1, 2010, Corporate Notes due in 2022 for a nominal value of US$ 1,000, plus US$ 80.90 and additional amounts in cash instead of fractions of Corporate Notes.

Together with the Subscription Offer and the Exchange Offer, the Company carried out a public offering for the repurchase of Class 7 Corporate Notes at a cash repurchase price. The holders of Class 7 Corporate Notes who validly tendered their notes to the Purchase Offer and whose offers were accepted by the Company, received the following:

•	US$ 1,060 in exchange for each US$ 1,000 nominal value of Class 7 Corporate Notes tendered before October 15, 2010

•	US$ 1,045 in exchange for each US$ 1,000 nominal value of Class 7 Corporate Notes tendered after such date through November 1, 2010.

On October 25, 2010 and as a result of the Subscription Offer in cash, the Company issued Corporate Notes for a nominal value of US$ 140 million. Furthermore, as a result of the exchange offer, the Company accepted and exchanged Class 7 Corporate Notes for a nominal value of US$ 90,301,000 that had been tendered through November 1, 2010, for Corporate Notes due 2022, at a fixed rate of 9.75% for a nominal value of US$ 90,301,000 and paid US$ 9,532,000 in cash, including payments of accrued and unpaid interest on Class 7 Corporate Notes; and accepted and purchased Class 7 Corporate Notes for a nominal value of US$ 33,593,000 that had been tendered through November 1, 2010, having paid US$ 35,750,000, including the payment of accrued and unpaid interest on Class 7 Corporate Notes.

The new Class 9 Corporate Notes for an amount of US$ 230,301,000 have been issued at an issue price of 100% of the principal amount. The twelve-year term corporate notes accrue interest as from the date of issuance at a fixed rate of 9.75%, payable semiannually on October 25 and April 25 of each year, with the first interest payment maturing on April 25, 2011. The principal will be amortized in a lump sum payment at maturity date in 2022. The Company has requested authorization for the listing of the Corporate Notes on the Buenos Aires Stock Exchange and admission for trading on the Mercado Abierto Electrónico S.A. (the OTC market of Argentina), as well as authorization for the listing of the Corporate Notes on the Luxembourg Stock Exchange and admission for trading on the Euro MTF Market, which is the alternative market of the Luxembourg Stock Exchange.

The Company will use the net proceeds from the sale of the Corporate Notes in this offer to refinance in whole or in part the debt currently outstanding, and/or finance the capital expenditures plan and/or increase working capital.

Additionally, on October 18, 2010, the Company cancelled Class 7 Corporate Notes held in its portfolio for a nominal value of US$ 65,310,000.

On October 25, November 4, and December 9, 2010, as a result of the repurchase and exchange offer, the Company cancelled Class 7 Corporate Notes for nominal values of US$ 122,644 thousand, 1,250 thousand and 36 thousand, respectively, which represented approximately 83.3% of the Corporate Notes outstanding at such time.

The Company’s debt structure as of December 31, 2010 and 2009 was comprised of the following Notes:

Debt issued in United States dollars:

		Debt structure as of	Debt purchase as of	Debt structure as of	Balance as of
		December 31, 2009	December 31, 2010	December 31, 2010	Dec. 31, 2010 (Note 7)
Type	Class	in thousands of US$	in thousands of US$	in thousands of US$	in thousands of pesos

Fixed Rate Par Note	A	15,287	(15,287)	0	0

Floating Rate Par Note	A	12,656	0	12,656	50,318

Fixed Rate Par Note	7	148,690	(123,930)	24,760	98,446

Fixed Rate Par Note (1)	9	0	0	219,184	871,476

Total		176,633	(139,217)	256,600	1,020,240
(1) Net of issuance expenses for 44,202.

Debt issued in Argentine pesos:

		Debt structure (in thousands of pesos) as of
		December 31, 2009	December 31, 2010
Type	Class	(Note 7)	(Note 7)

Floating Rate Par Note	8	75,700	58,236

Total		75,700	58,236

The debt structure for US dollar-denominated corporate notes originally issued and payments made during fiscal years 2007, 2008 and 2009 were as follow:

		Initial debt	Debt purchase	Debt purchase	Debt structure	Balance as of
		structure	2008 fiscal year	2009 fiscal year	as of December 31, 2009	Dec. 31, 2009 (Note 7)
Type	Class	in thousands of US$	in thousands of US$	in thousands of US$	in thousands of US$	in thousands of pesos
	A	73,485	(29,347)	(27,853)	15,287	58,091
Fixed Rate Par Note
	B	50,289	(3,186)	(4,375)	0	0

Floating Rate Par Note	A	12,656	0	0	12,656	48,093

	A	152,322	0	0	0	0
Discount Note
	B	87,678	0	0	0	0

Fixed Rate Par Note	7	220,000	(17,500)	(53,810)	148,690	565,022

Total		596,430	(50,033)	(86,038)	176,633	671,206
The principal amortization schedule of the corporate notes debt, broken down by year of total debt, without considering possible adjustments, prepayments, redemptions or cancellations is detailed in the table below:

Year	Amount
2011	25,802
2012	25,803
2013	14,182
2014	2,517
2015	2,517
2016	2,517
2017	103,468
2018	5,034
2019	25,152
2020	0
2021	0
2022 (1)	871,484
1,078,476
(1) Net of issuance expenses for 44,202.

The main covenants are the following:

1) Negative Covenants

The terms and conditions of the Corporate Notes include a series of negative covenants that limit the Company’s actions with regard to, among others, the following:

- encumbrance or authorization to encumber its property or assets;

- incurrence of indebtedness, in certain specified cases;

- sale of the Company’s assets related to its main business;

- carrying out of transactions with shareholders or related parties;

- making certain payments (including, among others, dividends, purchases of Edenor’s common shares or payments on subordinated debt).

2)	Suspension of Covenants

Certain negative covenants stipulated in the trust agreement will be suspended or adjusted if:

(a)	The Company’s long-term debt rating is raised to Investment Grade, or
(b)	The Company’s Level of Indebtedness is equal to or lower than 2.5.

If the Company subsequently losses its Investment Grade rating or its Level of Indebtedness is higher than 2.5, as applicable, the suspended negative covenants will be once again in effect.

However, the reinstatement of the covenants will not affect those acts which the Company may have performed during the suspension of such covenants.

3) Registration Rights

In accordance with the Registration Rights Agreement, the Company filed with the SEC an application requesting authorization in connection with an authorized exchange offer of the Corporate Notes for new notes of the same class registered with the SEC in accordance with the Securities Act, representing the same outstanding debt and subject to similar terms and conditions.

The exchanged corporate notes would have no restrictions concerning their transfer and would be freely transferable after the authorized exchange offer by those Corporate Notes holders who are not related parties of the Company.

On April 13, 2009, the Company informed the National Securities Commission that under rule 144 of the US Securities Act of 1933, as amended, the Class 7 Corporate Notes due in 2017 had become freely transferable to and from any person who is not a related company of Edenor.

Consequently, the Company has entered into a complementary agreement in order to exchange the Regulation S Global Corporate Note (issued for a nominal value of US$ 160,250 thousand) and the Restricted Global Corporate Note (issued for a nominal value of US$ 59,750 thousand), both of them issued within the framework of the trust agreement, for one fully registered “Global Corporate Note” with no interest coupons attached for a nominal value of US$ 220,000 thousand, which will not bear the restrictive legend, as defined under the trust agreement entered into on October 9, 2007.

15.	BALANCES AND TRANSACTIONS WITH THE CONTROLLING COMPANY AND RELATED PARTIES - SECTION. 33 LAW 19550

In the normal course of business, the Company carries out transactions with the controlling company and related parties.

As of December 31, 2010 and 2009, the outstanding balances with the controlling company and related parties are as follow:
	2010	2009
Current investments (Exhibit D)
Transener S.A.	17,527	0
Total	17,527	0
Other receivables (Note 5)
Electricidad Argentina S.A.	0	1
Préstamos y Servicios S.A.	1	0
SACME S.A.	4,168	1,603
Total	4,169	1,604
Trade accounts payable (Note 6)
SACME S.A.	(1,392)	(1,000)
Préstamos y Servicios S.A.	(8)	0
Total	(1,400)	(1,000)

Transactions carried out with the controlling company and related parties for the years ended December 31, 2010 and 2009 are as follow:

	2010	2009
Other income
Comunicaciones y consumos S.A.	205	0
Préstamos y Servicios S.A.	1	9
Electricidad Argentina S.A.	4	10
Total	210	19

Expenses from services
SACME S.A.	(5,823)	(5,068)
Préstamos y Servicios S.A.	(84)	(415)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	(310)	(70)
Total	(6,217)	(5,553)

Financial expenses and interest
Electricidad Argentina S.A.	(9,771)	(6,918)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	0	(145)
Total	(9,771)	(7,063)

Agreement with Electricidad Argentina S.A. (controlling company)

On April 4, 2006, the Company and EASA entered into an agreement pursuant to which EASA will provide technical advisory services on financial matters as from September 19, 2005 and for a term of five years. In consideration of these services, EDENOR will pay EASA an annual amount of US$ 2,000,000 plus VAT.  Any of the parties may terminate the agreement at any time by giving 60 days’ notice, without having to comply with any further obligations or paying any indemnification to the other party.
At the meeting held on April 22, 2008, the Board of Directors approved the addendum to the agreement for the provision of technical advisory services dated March 14, 2008.
The aforementioned addendum stipulates that the amount to be paid by the Company in consideration of the services provided by Electricidad Argentina S.A. has been increased to US$ 2,500,000 plus VAT, payable retroactively as from January 1, 2008.
On August 31, 2010, the Company’s Board of Directors approved a new addendum to the agreement for the provision of technical advisory services, which extended the term of the agreement for 5 years to commence as from September 19, 2010. The rest of the contractual terms have not been modified.

Agreement with Comunicaciones y Consumos S.A.

On March 16, 2007, the Company and Comunicaciones y Consumos S.A. (CYCSA) entered into an agreement pursuant to which the Company granted CYCSA the exclusive right to provide telecommunications services to the Company customers through the use of the Company’s network in accordance with the provisions of Decree No. 764/2000 of the Federal Government, which contemplates the integration of voice, data and image transmission services through the existing infrastructure of electricity distribution companies such as the Company’s network. In accordance with the terms of the agreement, CYCSA will be responsible for all maintenance expenses and expenses related to the adapting of the Company’s network for the rendering of such telecommunications services. The term of the agreement, which was originally ten years to commence from the date on which CYCSA were granted the license to render telecommunications services, was subsequently extended to twenty years by virtue of an addendum to the agreement. The agreement will be automatically renewed upon expiration date for subsequent periods of five years, unless notice to the contrary is given by any of the parties no less than 120 days prior to the expiration of the corresponding period. In accordance with the agreement, CYCSA shall periodically request access to the Company’s network. Such request will be evaluated by the Company and access will be granted based on the available capacity of the network. In consideration of the use of the network, CYCSA will grant the Company 2% of the annual charges collected from customers, before taxes, as well as 10% of the profits obtained from provision of services. Furthermore, CYCSA will indemnify the Company for any obligation arising from the rendering of the services through the Company’s network. The agreement was signed on condition that CYCSA was to obtain the telecommunications license, which was granted by the National Communications Secretariat through Resolution No. 179/2008.

Furthermore, the first addendum to the Agreement for the Granting of Permission for the Use of Electricity Distribution Network was signed on October 27, 2008. Pursuant to this addendum, the Company granted CYCSA the right to use the poles and towers of High, Medium and Low-voltage overhead lines and the ducts and/or triple ducts accompanying High, Medium and Low-voltage ducts for the laying of optical fiber owned by CYCSA, on condition that the referred to optical fiber does not affect the normal supply of the public service. Moreover, said addendum grants Edenor the right to use part of the capacity of the optical fiber to be installed. It must be pointed out that the aforementioned addendum was approved by the Company’s Board of Directors at the meeting held on November 5, 2008.
During November 2008, the Company and CYCSA entered into the second addendum to the agreement, which modifies section XI of the main agreement (Term of the Agreement), thus extending the term of the agreement from ten to twenty years to commence from the date on which it went into effect. The aforementioned addendum was approved by the Company’s Board of Directors on December 18, 2008.

Agreement with Préstamos y Servicios S.A.

On March 16, 2007, the Company entered into an agreement with Préstamos y Servicios S.A. (PYSSA), a company engaged in the rendering of financial services, pursuant to which the Company granted PYSSA the exclusive right to conduct its direct and marketing services through the use of the Company’s facilities and mailing services. As part of the agreement, the Company agreed to provide physical space in some of its offices so that PYSSA be able to offer financial and loan services to Company customers. Furthermore, the Company agreed to include PYSSA marketing material in the mail sent to customers, including the invoices. The term of the agreement is five years, which will be automatically renewed for subsequent periods of five years, unless any of the parties gives notice to the other of his intention to terminate the agreement no less than 120 days prior to the expiration of the corresponding period. In accordance with the terms of the agreement, PYSSA will pay the Company 2% of the monthly charges collected from customers, before taxes, as well as 10% of the profits obtained from its services. Furthermore, PYSSA agreed to indemnify the Company for any obligation arising from the rendering of its services. The agreement established that its term was subject to the authorization of the National Regulatory Authority for the Distribution of Electricity, which approved this through Resolution No. 381/2007.
The activities related to the aforementioned agreement have been temporarily suspended in the Company’s offices.

16.	CAPITAL STOCK

a)	General

As of December 31, 2010 and 2009, the Company’s capital stock amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares with a par value of one peso each and the right to one vote per share; 442,210,385 common, book-entry Class B shares with a par value of one peso each and the right to one vote per share; and 1,952,604 common, book-entry Class C shares with a par value of one peso each and the right to one vote per share. Each and every share maintains the same voting rights, i.e. one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.
As of December 31, 2010 and 2009, the Company owns 9,412,500 Class B treasury shares.

b)	Restriction on the transfer of the Company’s common shares

The Company’s by-laws provide that Class “A” shareholders may transfer their shares only with the prior approval of the ENRE. The ENRE must communicate its decision within 90 days upon submission of the request for such approval, otherwise the transfer will be deemed approved.

Furthermore, Caja de Valores S.A. (the Public Register Office), which keeps the Share Register of the shares, is entitled (as stated in the Company’s by-laws) to reject such entries which, at its criterion, do not comply with the rules for the transfer of common shares included in (i) the Argentine Business Organizations Law, (ii) the Concession Agreement and (iii) the Company’s by-laws.

In addition, the Class “A” shares are pledged during the entire term of the concession as security for the performance of the obligations assumed under the Concession Agreement.

Additionally, in connection with the issuance of Class 2 Corporate Notes, EASA is required to be the beneficial owner and owner of record of not less than 51% of EDENOR’s issued, voting and outstanding shares.

Section ten of the Adjustment Agreement signed with the Grantor of the Concession and ratified through Decree No. 1957/06 stipulates that from the signing of the agreement through the end of the Contractual Transition Period, the majority shareholders may not modify their ownership interest nor sell their shares.

c)	Employee Stock Ownership Program (ESOP)

At the time of the privatization of SEGBA (the Company’s predecessor), the Argentine Government assigned the Company’s Class C shares, representing 10% of the Company’s outstanding capital stock, for the creation of an Employee Stock Ownership Program (ESOP) in compliance with the provisions of Law No. 23,696 and its regulatory decrees. Through this program, certain eligible employees (including former SEGBA employees who had been transferred to the Company) were entitled to receive a specified number of Class C shares, to be calculated on the basis of a formula that took into consideration a number of factors including employee salary, position and seniority. In order to implement the ESOP, a general transfer agreement, a voting trust agreement and a trust agreement were signed.

Pursuant to the general transfer agreement, participating employees were allowed to defer payment of the Class C shares over time. As security for the payment of the deferred purchase price, the Class C shares were pledged in favor of the Argentine government. This pledge was released on April 27, 2007 upon full payment to the Argentine Government of the deferred purchase price of all Class C shares. Additionally, in accordance with the terms of the original trust agreement, the Class C shares were held in trust by Banco de la Nación Argentina, acting as trustee, for the benefit of the ESOP participating employees and the Argentine Government. Furthermore, in accordance with the voting trust agreement, all political rights of participating employees (including the right to vote at ordinary and extraordinary shareholders’ meetings) were to be jointly exercised until full payment of the deferred purchase price and release of the pledge in favor of the Argentine Government. On April 27, 2007, ESOP participating employees fully paid the deferred purchase price to the Argentine Government, accordingly, the pledge was released and the voting trust agreement was terminated.

In accordance with the regulations applicable to the ESOP, participating employees who retired before full payment of the deferred purchase price to the Argentine Government was made, were required to transfer their shares to the Guarantee and Repurchase Fund (Fondo de Garantía y Recompra) at a price to be calculated in accordance with a formula established in the general transfer agreement. As of the date of payment of the deferred purchase price, the Guarantee and Repurchase Fund had not fully paid the amounts due to former ESOP participating employees for the transfer of their Class C shares.

A number of former employees of both SEGBA and the Company have brought legal actions against the Guarantee and Repurchase Fund, the Argentine Government and, in few cases, against the Company, in cases in relation to the administration of the Employee Stock Ownership Program. The plaintiffs who are former employees of SEGBA were not deemed eligible by the corresponding authorities to participate in the Employee Stock Ownership Program at the time of its creation. This decision is being disputed by the plaintiffs who are therefore seeking compensation. The plaintiffs who are former employees of the Company are claiming payment for the unpaid amounts owed to them by the Guarantee and Repurchase Fund either due to non-payment of the transfer of their shares upon retirement in favor of the Guarantee and Repurchase Fund or incorrect calculation of amounts paid to them by the Guarantee and Repurchase Fund. In several of these claims, the plaintiffs have obtained attachment orders or prohibitory injunctions against the Guarantee and Repurchase Fund on Class C shares and the amounts deposited in such Fund. Due to the fact that the resolution of these legal proceedings is still pending, the Federal Government has instructed Banco de la Nación Argentina to create a Contingency Fund so that a portion of the proceeds of the offering of the Employee Stock Ownership Program Class C shares be kept during the course of the legal actions.

No accrual has been recorded in the financial statements in connection with the legal actions brought against the Company as the Company’s management believes that EDENOR is not responsible for the above-mentioned claims.

In accordance with the agreements, laws and decrees that govern the Employee Stock Ownership Program, the Class C shares may only be held by personnel of the Company, therefore before the public offering of the Class C shares that had been separated from the Program, such shares were converted into Class B shares and sold. In conformity with the by-laws, the political rights previously attributable to Class C shares are at present jointly exercised with those attributable to Class B shares and the holders of the remaining Class C shares will vote jointly as a single class with the holders of Class B shares when electing directors and supervisory committee members. As of December 31, 2010 and 2009, 1,952,604 Class C shares, representing 0.22% of the Company’s capital stock are outstanding (Notes 1 and 16.a).

d)	Absorption of unappropriated retained earnings:

On April 7, 2010 the General Annual Meeting resolved that the income for the 2009 fiscal year be absorbed by the Unappropriated retained earnings account:

- Income for the 2009 fiscal year	90,643

- Legal Reserve (5% of the income for the year) (Note 24)	(4,532)

- Unappropriated retained earnings for the 2009 fiscal year	86,111

17.	REGULATORY FRAMEWORK

a)	General

The Company's business is regulated by Law No. 24,065, which created the National Regulatory Authority for the Distribution of Electricity (ENRE). In this connection, the Company is subject to the regulatory framework provided under the aforementioned Law and the regulations issued by the ENRE.

The ENRE is empowered to: a) approve and control tariffs, and b) control the quality of both the service and the technical product, as established in the Concession Agreement. Failure to comply with the provisions of such Agreement and the rules and regulations governing the Company's business will make the Company liable to penalties that may include the forfeiture of the concession.

As from September 1, 1996, there has been a change in the methods applied to control the quality of both the product and the service provided by the Company. Within this new framework, compensation between areas and circuits of different quality is not allowed, instead, the specific quality provided to individual customers, rather than an average customer value must be measured.  As a result, fines will be credited to users affected by service deficiencies in future bills. Penalties are imposed in connection with the following major issues:

1.	Deviation from quality levels of technical product, as measured by voltage levels and network variations;
2.	Deviation from quality levels of technical service, as measured by the average interruption frequency per Kilovatios (KVA) and total interruption time per KVA;

3.	Deviation from quality levels of commercial service, as measured by the number of claims and complaints made by customers, service connection times, the number of estimated bills and billing mistakes;
4.	Failure to comply with information gathering and processing requirements so as to evaluate the quality of both the technical product and the technical service;
5.	Failure to comply with public safety regulations.

As of December 31, 2010 and 2009, the Company has accrued penalties for resolutions not yet issued by the ENRE corresponding to the six-month control periods elapsed over those dates. The Company has applied the adjustment contemplated in the temporary tariff regime (caption b item vii) and the adjustments established by the electricity rate schedules applied during the 2008 fiscal year, Resolutions Nos. 324/2008 and 628/2008 (Note 17.b).

As of December 31, 2010 and 2009, liabilities for ENRE penalties and discounts amount to 455,421 and 377,456, respectively, and have been included in other non-current liabilities (Note 10).

In addition, as of December 31, 2010, the Company’s management has considered that the ENRE has mostly complied with the obligation to suspend lawsuits aimed at collecting penalties, without prejudice to maintaining an open discussion with the entity concerning the effective date of the Adjustment Agreement and, consequently, concerning the penalties included in the renegotiation and those subject to the criteria of the Transition Period.

Moreover, on July 12, 2006 the National Energy Secretariat issued Resolution No. 942/2006 which modifies the allocation of any excess funds resulting from the difference between surcharges billed and discounts made to customers, deriving from the implementation of the Program for the Rational Use of Electric Power (PUREE), which provides for the application of both tariff incentives and penalties aimed at encouraging customers to reduce consumption. As from July 1, 2006, such excess funds may be applied against the amounts receivable that the Company maintains in the Trade receivables account as Unbilled –National Fund of Electricity, for “Quarterly Adjustment Coefficient of the National Fund of Electricity” (section 1 of Law No. 25,957) for 3,437 and 2,840 as of December 31, 2010 and 2009, respectively (Note 4). On August 10, 2006 the ENRE issued Resolution No. 597/2006 which regulates the aforementioned Resolution No. 942/2006 of the National Energy Secretariat and establishes the compensation mechanism to be used.

On October 4, 2007 the Official Gazette published Resolution No. 1037/2007 of the National Energy Secretariat. Said resolution establishes that the amounts paid by the Company for the Quarterly Adjustment Coefficient (CAT) implemented by Section 1 of Law No. 25,957, as well as the amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 (Note 17.b items b and c) be deducted from the funds resulting from the difference between surcharges billed and discounts made to customers, resulting from the implementation of the Program for the Rational Use of Electric Power (PUREE), until their transfer to the tariff is granted by the regulatory authority. The resolution also establishes that the MMC adjustment for the period May 2006 through April 2007, applicable as from May 1, 2007, amounts to 9.63%.

Additionally, on October 25, 2007 the ENRE issued Resolution No. 710/2007 which approves the MMC compensation mechanism established in the aforementioned Resolution No. 1037/2007 of the National Energy Secretariat.

The amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 as well as those corresponding to the period May 2007 through October 2007 were transferred to the tariff as from July 1, 2008, in accordance with the provisions of Resolution No. 324/2008 (Note 17.b).

By Note No. 1383 dated November 26, 2008 of the National Energy Secretariat, the National Regulatory Authority for the Distribution of Electricity was instructed to consider the earmarking of the funds deriving from the application of the Cost Monitoring Mechanism  (MMC) corresponding to the period May 2007 through October 2007 whose recognition was pending, and to allow that such funds be deducted from the excess funds deriving from the application of the Program for the Rational Use of Electric Power (PUREE), in accordance with the provisions of Resolution No. 1037/2007 of the National Energy Secretariat. The MMC adjustment for the period May 2007 through October 2007, applicable as from November 1, 2007, amounts to 7.56%.

Additionally, as of December 31, 2010, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the MMC adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 – April 2010	May 2010	7.103%
May 2010 – October 2010	November 2010	7.240%

As of the date of issuance of these financial statements, the approval of the aforementioned adjustments by the National Regulatory Authority for the Distribution of Electricity is still pending.

As of December 31, 2010 and 2009 liabilities generated by the excess funds deriving from the application of the Program for the Rational Use of Electric Power (PUREE), amount to 529,097 and 233,319 respectively, and have been disclosed in other non-current liabilities (Note 10). This increase in liabilities is due to the fact that the Company was allowed to keep such funds in order to cover the MMC (Cost Monitoring Mechanism) increases not transferred to the tariff.

b)	Concession

The term of the concession is 95 years and may be extended for an additional maximum period of 10 years. The term of the concession is divided into management periods: a first period of 15 years and subsequent periods of 10 years. At the end of each management period, the Class “A” shares representing 51% of EDENOR’s capital stock, currently held by EASA, must be offered for sale through a public bidding.  If EASA makes the highest bid, it will continue to own the Class “A” shares, and no further disbursements will be necessary. On the contrary, if EASA is not the highest bidder, then the bidder who makes the highest bid must pay EASA the amount of the bid in accordance with the conditions of the public bidding.  The proceeds from the sale of Class “A” shares will be delivered to EASA after deducting any amounts receivable to which the Grantor of the concession may be entitled.

In accordance with the provisions of the Concession Agreement, the Company shall take the necessary measures to guarantee the supply and availability of electricity so as to meet demand in due time and in accordance with stipulated quality levels, for which purpose the Company shall be required to guarantee sources of supply.

For such purpose, the Company has the exclusive right to render electric power distribution and sales services within the concession area to all users who are not authorized to obtain their power supply from the Electric Power Wholesale Market (MEM), thus being obliged to supply all the electric power that may be required. In addition, the Company shall allow free access to its facilities to any MEM agents whenever required, under the terms of the Concession. No specific fee must be paid by the Company under the Concession Agreement during the term of the Concession.

On January 6, 2002, the Federal Executive Power passed Law No. 25,561 whereby adjustment clauses denominated in US dollars or any other foreign currencies, indexation clauses based on price indexes from other countries, as well as any other indexation mechanisms stipulated in the contracts entered into by the Federal Government, including those related to public utilities, were declared null and void as from such date. The resulting prices and rates were converted into Argentine pesos at a rate of 1 peso per US dollar. Furthermore, Law No. 25,561 authorized the Federal Executive Power to renegotiate public utility contracts taking certain requirements into account.

In accordance with the provisions of Laws Nos. 25,972, 26,077, 26,204, 26,339, 26,456 and 26,563 both the declaration of economic emergency and the period to renegotiate public utility contracts were extended through December 31, 2005, 2006, 2007, 2008, 2009 and 2011, respectively.

As a part of the renegotiation process, the Unit of Renegotiation and Analysis of Public Utility Contracts (UNIREN) proposed the signing of an Adjustment Agreement that would be the basis of a comprehensive renegotiation agreement of the Concession Agreement. The Company satisfied the regulatory agency’s requirements; provided an answer to the proposal and attended the public hearing convened for such purpose, rejecting in principle the proposal on the grounds that it did not properly address the need to redefine the terms of the agreement as contemplated by the law. Nevertheless, the Company ratified its willingness to reach an understanding that would restore the financial and economic equation of the concession agreement. On September 21, 2005, the Company signed the Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations. Due to the appointment of a new Economy and Production Minister, on February 13, 2006 a new copy of the Adjustment Agreement was signed under the same terms as those stipulated in the agreement signed on September 21, 2005.

The Adjustment Agreement establishes the following:

i)
the implementation of a Temporary Tariff Regime (RTT) effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average tariff of more than 15%, and an additional 5% average increase in the value added distribution (VAD), allocated to certain specified capital expenditures;

ii)	the requirement that during the term of said temporary tariff regime, dividend payment be subject to the approval of the regulatory authority;
iii)	the establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;
iv)	the suspension of the claims and legal actions filed by the Company and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;
v)
the carrying out of a Revision of the Company Tariff Structure (RTI) which will result in a new tariff regime that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the National Regulatory Authority for the Distribution of Electricity will be in charge of such review;

vi)
the implementation of a minimum investment plan in the electric network for an amount of 178.8 million to be fulfilled by EDENOR during 2006, plus an additional investment of 25.5 million should it be required (item f below);

vii)
the adjustment of the penalties imposed by the ENRE that are payable to customers as discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

viii)
the waiver of the penalties imposed by the ENRE that are payable to the Argentine State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

ix)
the payment term of the penalties imposed by the ENRE, which are described in item vii above, is 180 days after the approval of the Revision of the Company Tariff Structure (RTI) in fourteen semiannual installments, which represent approximately two-thirds of the penalties imposed by the ENRE before January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect, subject to compliance with certain requirements.

Said agreement was ratified by the Federal Executive Power through Decree No. 1957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007. This agreement stipulates the terms and conditions that, upon compliance with the other procedures required by the regulations, will be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of electric power distribution and sale within the federal jurisdiction, between the Federal Executive Power and the Company.

Additionally, on February 5, 2007 the Official Gazette published Resolution No. 51/2007 of the ENRE which approves the electricity rate schedule resulting from the RTI applicable to consumption recorded as from February 1, 2007. This document provides for the following:

a)
A 23% average increase in distribution costs, service connection costs and service reconnection costs in effect which the Company collects as the holder of the concession of the public service of electric power distribution, except for the residential tariffs;

b)
Implementation of an additional 5% average increase in distribution costs, to be applied to the execution of the works and infrastructure plan detailed in Appendix II of the Adjustment Agreement. In this regard, the Company has set up the required fund, which as of December 31, 2010 amounts to 115,317. This amount is net of the amounts transferred to CAMMESA for 45,824;

c)
Implementation of the Cost Monitoring Mechanism (MMC) contemplated in Appendix I of the Adjustment Agreement, which for the six-month period beginning November 1, 2005 and ending April 30, 2006, shows a percentage of 8.032%. This percentage will be applied to non-residential consumption recorded from May 1, 2006 through January 31, 2007;

d)
Invoicing in 55 equal and consecutive monthly installments of the differences arising from the application of the new electricity rate schedule for non-residential consumption recorded from November 1, 2005 through January 31, 2007 (items a) and b) above) and from May 1, 2006 through January 31, 2007 (item c) above);

e)
Invoicing of the differences corresponding to deviations between foreseen physical transactions and those effectively carried out and of other concepts related to the Wholesale Electric Power Market (MEM), such as the Specific fee payable for the Expansion of the Network, Transportation and Others, included in Trade Receivables under Receivables from sales of electricity as Unbilled (Note 4);

f)
Presentation, within a period of 45 calendar days from the issuance of this resolution, of an adjusted annual investment plan, in physical and monetary values, in compliance with the requirements of the Adjustment Agreement.

The Company has recorded the adjustment of the penalties described in the Adjustment Agreement for an amount of 17,162 as of December 31, 2008, which is equivalent to the tariff increases mentioned in the items above.

Revenues from the retroactive tariff increase deriving from the implementation of the new electricity rate schedule applicable to non-residential consumption for the period of November 2005 through January 31, 2007 have been fully recognized in the financial statements for the year ended December 31, 2007. Such amount, which totaled 218,591, is being invoiced in 55 equal and consecutive monthly installments, as described in item b) of paragraph d) of this note. As of December 31, 2010, the installments corresponding to the months of February 2007 through December 2010 for a total of 197,149 have already been billed.

On April 30, 2007, the Official Gazette published Resolution No. 434/2007 of the National Energy Secretariat which adjusts the time periods set forth in the Adjustment Agreement signed by the Company and the Grantor of the Concession and ratified by Decree No. 1957 of the Federal Government dated December 28, 2006.

In this regard, the aforementioned Resolution provides that the contractual transition period established in the Adjustment Agreement will be in effect from January 6, 2002 to the date on which the Revision of the Company Tariff Structure (RTI) established in the aforementioned Adjustment Agreement goes into effect.

Furthermore, the Resolution establishes that the new electricity rate schedule resulting from the RTI will go into effect on February 1, 2008. It also stipulates that, in the event that the tariff resulting from the RTI is higher than the tariff established in section 4 of the Adjustment Agreement, the transfer of the increase to the tariff will be made in accordance with the provisions of section 13.2 of the Adjustment Agreement, which establish that the first adjustment will take effect as from February 1, 2008 and the second will take effect six months later, maintaining the percentages agreed upon in the Adjustment Agreement.

The aforementioned Resolution No. 434/2007 establishes that the Company must present an investment plan before May 1, 2007 (which has already been complied with), and that the obligations and commitments set forth in section 22 of the Adjustment Agreement be extended until the date on which the electricity rate schedule resulting from the RTI goes into effect, allowing the Company and its shareholders to resume the claims suspended as a consequence of the Adjustment Agreement if the new electricity rate schedule does not go into effect in the aforementioned time period.

Furthermore, on July 7, 2007 the Official Gazette published Resolution No. 467/07 of the ENRE pursuant to which the first management period is extended for 5 years to commence as from the date on which the Revision of the Company Tariff Structure (RTI) goes into effect. Its original maturity would have taken place on August 31, 2007.

On July 30, 2008, the National Energy Secretariat issued Resolution No. 865/2008 which modifies Resolution No. 434/2007 and establishes that the electricity rate schedule resulting from the Revision of the Company Tariff Structure (RTI) will go into effect in February 2009.
As of the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from the RTI which was expected to be in effect since February 1, 2009.

With regard to the commencement of the Revision of the Tariff Structure, the ENRE has begun this process, and, on November 12, 2009, the Company submitted its revenue requirements proposal for the new period, which included the grounds and criteria based on which the request is made.

On September 19, 2007, the Energy Secretariat by Note No. 1006/07 requested that the Company comply with the provisions of Resolutions Nos. 1875 and 223/07 of the aforementioned Secretariat, dated December 5, 2005 and January 26, 2007, respectively.

In accordance with the aforementioned resolutions, the Company must transfer to CAMMESA, 61.96% of the total amount of the special fund set up in compliance with Clause 4.7 of the Adjustment Agreement, plus any interest accrued on the financial investments made by the Company with such funds.  Such funds will be used for the execution of the works aimed at connecting Central Costanera and Central Puerto electricity generation plants with Malaver Substation.

On July 31, 2008, the National Regulatory Authority for the Distribution of Electricity issued Resolution No. 324/2008 which approves the values of the Company’s electricity rate schedule that contemplates the partial application of the adjustments corresponding to the Cost Monitoring Mechanism (MMC) and their transfer to the tariff. The aforementioned electricity rate schedule increases the Company’s value added distribution by 17.9% and has been applied to consumption recorded as from July 1, 2008.

Therefore, the increase in tariffs for final users has ranged from 0% to 30%, on average, depending on consumption.

Furthermore, on October 31, 2008, the National Energy Secretariat issued Resolution No. 1169/2008 which approved the new seasonal reference prices of power and energy in the Electric Power Wholesale Market (MEM).

Consequently, the National Regulatory Authority for the Distribution of Electricity issued Resolution No. 628/2008 which approves the values of the electricity rate schedule to be applied as from October 1, 2008.

The aforementioned electricity rate schedule includes the transfer of the increase in the seasonal energy price to tariffs, with the aim of reducing Federal Government grants to the electricity sector, without increasing the Company’s value added distribution.

The National Ombudsman made a presentation against both the resolutions by which the new electricity rate schedule had gone into effect as from October 1, 2008 and the application of the Program for the Rational Use of Electric Power (PUREE).

Within the framework of the case, on January 27, 2009, the ENRE notified the Company of a prohibitory injunction issued by the Court hearing the case as a consequence of the Ombudsman’s presentation, according to which the Company is prohibited from cutting power due to the nonpayment of bills issued with the rate hike resulting from the application of the resolutions questioned by the Ombudsman, until a final ruling is issued on the case. The precautionary measure has been appealed by the Company and the Argentine Federal Government. On September 1, 2009, National Appellate Court in Contentious and Administrative Federal Matters No. V affirmed the first instance decision, thus maintaining in effect the prohibitory injunction granted by the court of original jurisdiction. The Company filed an “Extraordinary appeal” against this decision, which was also rejected by the appellate court hearing the case. As a final recourse, on December 7, 2009, the Company filed an appeal (“Queja por Recurso denegado”) to the Federal Supreme Court requesting that the extraordinary appeal rejected by the Appellate Court be sustained. The appeal (“Queja por Recurso denegado”) is currently being analyzed by the Supreme Court. On July 1, 2009, notice of the proceedings in the matter of “National Ombudsman vs. Federal Government – Resolution No. 1169 and Others, proceeding for the determination of a claim” was served upon the Company, which the Company answered in due time and under the formalities prescribed by the law. On November 27, 2009, and within the framework of this case, the Court hearing the case decided to reject that a summons be served upon the firm CAMMESA as a third-party defendant that had been requested by the Company and EDELAP S.A. The Company, considering that said decision causes an irreparable harm filed an appeal, within the term prescribed by the law, about which, as of the date of these financial statements, no decision has been made by the Court of Appeals. Court No. 10, Clerk’s Office No. 20, ordered the joinder of these proceedings into the case entitled “Carbonel Silvia Cristina vs Federal Government – Ministry of Planning - Resolution 1169/08 of the Energy Secretariat and others, proceeding for the protection of constitutional rights under law 16,986”, due to the analogous nature of these claims.

On August 10, 2009, the National Regulatory Authority for the Distribution of Electricity issued Disposition No. 55/2009, which established a period for the review and analysis of both the application of Resolution No. 628/2008 of the ENRE –exceptions to the application of the electricity rate schedule- and the effects deriving from the implementation thereof. This review and analysis process consisted of the verification in situ in the three Electricity Distribution Companies of the correct application of the rate schedule in effect to, and the effective implementation of exceptions granted for, consumption recorded from May 2009 to the date of issuance of the aforementioned disposition, in the case of small-demand residential customers whose consumption exceeded 1,000 kWh bimonthly and/or 500 kWh per month.

Furthermore, it was determined that during the period comprehended by the aforementioned process, Electricity Distribution Companies should not send bills corresponding to such period in those cases in which consumption exceeded 1,000 kWh bimonthly and/or 500 kWh per month.

On August 14, 2009, the Energy Secretariat issued Resolution No. 652/09 which ordered the suspension of the reference market prices of energy set forth in sections 6, 7 and 8 of Resolution No. 1169/08 of that Secretariat, and established new values for the periods June-July 2009 and August–September 2009, reinstating partial government grants to the electricity generation sector. Furthermore, the resolution also established the unsubsidized reference market prices of energy for the months of June and July 2009 and the quarter August-October 2009.

Consequently, on August 18, 2009, the Company was notified of Resolution No. 433/2009 of the ENRE, which approved the values of the Electricity Rate Schedules applicable to consumption recorded from midnight June 1, 2009, and midnight August 1, 2009. Additionally, the resolution also approved the values of the Electricity Rate Schedule with unsubsidized -full- tariffs applicable to consumption recorded from midnight June 1, 2009, in accordance with the provisions of section 7 of Resolution No. 652/2009 of the Energy Secretariat.

The aforementioned resolution instructed Electricity Distribution Companies to issue new bills to those customers whose situation fell within the scope of the resolution, following the provisions of Resolution No. 628/2008 of the ENRE, this time applying the Electricity Rate Schedules approved in Resolution No. 433/09. In the case of bills that had already been paid, Electricity Distribution Companies were required to credit the corresponding adjustment against the amount payable in the next billing period.

Additionally, Electricity Distribution Companies were instructed to break down the variable charge in all the bills issued to customers into two concepts: “Unsubsidized Variable Charge” –full tariff- and “Federal Government Grant” –its value is the difference between the value arising from the full rate schedule and the subsidized rate schedule-. Moreover, the surcharges billed due to the application of the Program for the Rational Use of Electric Power (PUREE) had to be recalculated.

On September 3, 2009, the Company was notified of Resolution No. 666/2009 of the Energy Secretariat, which approved the winter quarterly rescheduling for the MEM for the period August 1, 2009 - October 31, 2009.

On September 29, 2009, the Company was notified of Resolution No. 469/09 of the ENRE, whereby the National Regulatory Authority for the Distribution of Electricity approved the values of the electricity rate schedule, with unsubsidized full tariffs to be applied as indicated in section 7 of Resolution No. 652/09 of the Energy Secretariat.  Furthermore, Electricity Distribution Companies were instructed to include in the bills to be issued to small demand residential and general-use customers the fixed charges of the Electricity Rate Schedule approved by Resolution No. 469/09 of the ENRE under the legend “Unsubsidized Fixed Charge”.

Furthermore, by Resolution No. 347/2010, the National Energy Secretariat approved the winter scheduling for the Wholesale Electric Power Market (MEM) for the period May 1 – October 31, 2010. In the reasons supporting such resolution, the National Energy Secretariat also stated that it considered it necessary that the seasonal prices to be paid by the customers of distribution companies should take into account not only the situation existing in such seasonal period but also the payment capacity of the different social classes included in the residential category of the electricity rate schedules of the referred to distribution companies. Therefore, considering the level of electricity consumption during winter and with the aim of not negatively affecting user payment capacity, the National Energy Secretariat resolved to suspend the application of sections 6, 7, and 8 of its Resolution No. 1169/2008 from June 1, 2010 through September 30, 2010. It must be pointed out that this situation had already been contemplated by the National Energy Secretariat in 2009 in its Resolution No. 652/2009, which gave rise to the issuance of Resolution No. 433/2009 of the ENRE.
As a consequence of the aforementioned Resolution No. 347/2010 of the Energy Secretariat, on May 21, 2010 the Company was notified of Resolution No. 294/2010 of the ENRE, which approved the values of the Company’s Electricity Rate Schedule included in Appendix I of such Regulatory Authority’s Resolution No. 433/2009, applicable to consumption recorded from midnight June 1, 2010.
Furthermore, on July 23, 2010, the Company was notified of Resolution No. 421/2010 of the ENRE, which approved the values of the Company’s Electricity Rate Schedule included in Appendix IV of such Regulatory Authority’s Resolution No. 433/2009, applicable to consumption recorded from midnight August 1, 2010.

On October 26, 2009, notice of the complaint “CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA VS Federal Government – National Energy Secretariat – ENRE, proceedings for the determination of a claim” was served upon the Company.  The complaint was filed by two consumer associations: CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA and the UNIÓN DE USUARIOS Y CONSUMIDORES against the Federal Government, the ENRE, EDESUR, EDELAP and EDENOR, and is pending in the National Court of Original Jurisdiction in Contentious and Administrative Federal Matters Number 8, in charge of Justice Ms. Liliana Heiland, attorney-at-law (deputy). In accordance with the terms of the complaint, the associations for the defense of consumer rights, ADDUC and UNIÓN DE USUARIOS Y CONSUMIDORES EN DEFENSA DE SUS DERECHOS, have joined the complaint.

The remedies sought in the complaint are as follow:

a) That all the last resolutions concerning electricity rates issued by the National Regulatory Authority for the Distribution of Electricity and the National Energy Secretariat be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the Revision of the Tariff Structure (RTI).

c) That the resolutions issued by the Energy Secretariat that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class "A" shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

f) That the resolutions that extend the management periods contemplated in the Concession Agreement be declared null and unconstitutional.

g) Subsidiarily, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Additionally, it is requested that a precautionary measure be issued with the aim of suspending the rate hikes established in the resolutions being questioned by the plaintiff. Subsidiarily, it is requested that the application of the referred to resolutions be partially suspended. Finally, it is also subsidiarily requested by the plaintiff that the application authority be ordered not to issue new increases other than within the framework of the Revision of the Tariff Structure process. As of to date, the Court has neither granted nor rejected that which has been requested.  With regard to the main cause, it has been answered by the Company within the term and under the formalities prescribed by law.

With reference to that which has been previously mentioned, the objected to rate increases, with the exception of the one granted by Resolution No. 324/08 of the ENRE, do not have a direct impact on the value added distribution, inasmuch as they are the result of the transfer to the tariff of the higher generation costs ordered by the Grantor of the Concession. These generation increases are effective for the Company within the pass-through mechanism in the tariff.

On February 11, 2010 the Court hearing the case decided to turn into ordinary the proceeding that had been brought as an extraordinary summary proceeding, thus extending the time periods involved in the process. With regard to the provisional relief sought, on that date, the court ordered the carrying out of actions to add and clarify existing evidence, prior to taking any decision thereon.

Within the contemplated legal time period, the Company answered the complaint rejecting all its terms and requesting that a summons be served upon CAMMESA as a third-party defendant. The remaining co-defendants, except for the Federal Government, have already answered the notice of the complaint served upon them. As of the date of issuance of these financial statements, no decision has been made by the Court hearing the case concerning the Company’s request that CAMMESA be summoned as a third-party defendant.

Furthermore, on March 31, 2010, notice of the complaint “CONSUMIDORES FINANCIEROS ASOCIACIÓN CIVIL PARA SU DEFENSA vs. EDENOR S.A – EDESUR S.A for BREACH OF CONTRACT” – National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 15, was served upon the Company.

The remedies sought in the complaint are as follow:

-
Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (National Fund of Electricity - FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market) invoiced them the electricity purchased for distribution purposes.

-
Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

-	Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

On April 22, 2010, the Company answered the complaint and filed a motion to dismiss for lack of standing (“excepción de falta de legitimación”), requesting, at such opportunity, that a summons be served upon the Federal Government, the Argentine tax authorities (“AFIP”) and the ENRE as third-party defendants. These pleadings were made available to the plaintiff. Having this procedural step been complied with, as from June 16, 2010 the proceedings are yet to be resolved.

With regard to the commencement of the Revision of the Tariff Structure, the ENRE has begun this process, and, on November 12, 2009, the Company submitted its revenue requirements proposal for the new period, which included the grounds and criteria based on which the request is made.

By Note No. 91,241, notified to the Company on December 18, 2009, the ENRE requested that the Company submit the technical rate schedules resulting from the preparation of its proposal, which as of the date of issuance of these financial statements have not yet been submitted.

In accordance with the provisions of Resolution No. 467/2007 of the ENRE, the commencement of the process for the sale of the shares must take place when the five-year tariff period beginning after the ending of the RTI comes to an end. Additionally, the controlling shareholder -Electricidad Argentina S.A. - is authorized to present as bidder in the referred to process and if its offer is selected as the winning bid, the controlling company will not have to make any disbursement whatsoever to keep the control of Edenor.

Furthermore, other legal actions have been brought against the Company, which are detailed below:

-
“NATIONAL OMBUDSMAN VS FEDERAL GOVERNMENT LAW 25790 AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM”. The aim of this legal action is that section 4 of Law No. 25,790 - Decree No. 1957/06 – Decree No. 1959/06, Resolutions Nos. 50, 51 and 102 of the ENRE be declared unconstitutional.

The granting of a “prohibitory injunction” has been requested. The Company has been summoned as a third-party defendant. The case is currently on appeal. On September 16, 2010, lower court judgment was entered “rejecting the complaint filed by the National Ombudsman against the Federal Government – EP and holding the plaintiff liable for costs”.
The case is pending in National Court in Contentious and Administrative Federal Matters No. 4 – Clerk’s Office No. 7.
The judgment was appealed by the National Ombudsman, thus the proceedings were derived to the Court of Appeals in Contentious and Administrative Federal Matters No. IV. The Company has already responded to the appellant’s briefs.

-
“UNION DE USUARIOS Y CONSUMIDORES VS FEDERAL GOVERNMENT DECREE 1957/06 (RESOLUTION 51/07 OF THE ENRE - EDENOR) AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM”. Notice of the complaint filed by the association for the defense of consumer rights Unión de Usuarios y Consumidores against the Federal Government and Edenor, which is pending in National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 12, Clerks’ Office No. 23, was served upon the Company on December 9, 2009.

The remedies sought in the complaint are as follow:
a) that clause 4.6 and related ones of Appendix I of the Adjustment Agreement be revoked, inasmuch as it establishes that the tariff increase will be retroactive;
b) that Resolution No. 51/07 of the ENRE be nullified inasmuch as it authorizes the retroactive increase of tariffs in favor of the Company;
c) that Edenor be ordered to reimburse customers all the amounts paid as retroactive tariff increase for the period of November 1, 2005 through January 31, 2007;
d) that the reimbursement be implemented through a credit in favor of customers.
The Company answered the complaint on December 9, 2009.
The judgment sustaining the complaint was entered on November 11, 2010.
An appeal with a stay of execution was filed on November 25, 2010. On December 2, 2010, the Court upheld the petition of the Company and the Federal Government and granted the appeal with a stay of execution, which means that the court ruling will not be carried out until the appeal is resolved by the higher court.

On December 13, 2010, the Company formally submitted to the Court of Original Jurisdiction the written bases of the appeal concerning the merits of the case upon which judgment had been rendered. Appellate Court in Contentious and Administrative Federal Matters No. V will hear the case.

It must be pointed out that if the lower court ruling is affirmed by the Appellate Court, the Company will suffer a very significant economic harm. However, we believe it is premature to estimate such amount because in the opinion of the Company’s legal advisors there is a strong probability that the court ruling against the Company will be reversed. Such opinion is based on criteria applied by both the Federal Court of Appeals in Contentious and Administrative Matters and the Supreme Court of Justice in similar cases. That being so specifically with regard to the lack of standing (falta de legitimación) of the “Unión de Usuarios y Consumidores” to present claims as the one filed. In addition to this fact –which is of vital importance and would lead to the in limine rejection of the action– and considering the main question at issue in the complaint (alleged retroactivity of the increase), Decree 1957/06 does not have such “retroactive effect” because it does not create the Company’s right to increase rates but rather recognizes that the Federal Government had seriously altered the balance of the economic and financial equation of the Concession Agreement and that the Company, when entering into the “Adjustment Agreement” in September 2005, acquired the right to apply the temporary “Tariff Regime”, aimed at restoring -although partially and temporarily- such balance.

Therefore, no accrual has been recorded in these financial statements in connection with these claims as the Company’s management, based on both the aforementioned judgment and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

On February 9, 2011, the Company was notified of the issuance of Resolution No. 32/2011 of the ENRE, whereby the Regulatory Authority fined the Company in the amount of 1,125 for the power cuts that had occurred between December 20 and December 31, 2010, based on the following:

-     Non-compliance with the obligations arising from section 25 – sub-sections a), f) and g) of the Concession Agreement and section 27 of Law 24,065 (provide electric power in accordance with quality levels, make the necessary investments, guarantee supply and availability of electricity to meet demand, and maintenance of facilities in order to guarantee adequate service to users, respectively, pursuant to the criterion adopted by the regulatory authority). Amount of the fine: 750.

-     Non-compliance with the obligations arising from section 25 – sub-sections b) and y) of the Concession Agreement (supply all the electric power required within the concession area, meeting new customer demand/demand for increased power supply, and compliance with regulations issued by the ENRE, respectively, pursuant to the criterion adopted by the regulatory authority). Amount of the fine: 375.

Furthermore, the Company was ordered to compensate those customers who had been affected by the power cuts in accordance with the following: 180 pesos to each small-demand residential customer who suffered power cuts that lasted from more than 12 continuous hours to 24 hours, 350 pesos to those who suffered power cuts that lasted from more than 24 continuous hours to 48 hours, and 450 pesos to those who suffered power cuts that lasted more than 48 continuous hours.

As of the date of issuance of these financial statements, within the framework of section 81 of Law No. 24,065, the Company will file a direct appeal (“Recurso Directo”) to the Appellate Court in Contentious and Administrative Federal Matters, with the aim of obtaining that the resolution be declared null and void. Prior to that, as authorized by section 207 and related sections of the Federal Code of Civil and Commercial Procedure, the Company has applied to the same Court for provisional remedies requesting that payment of the fined imposed be suspended until a final judgment is issued on the main cause.

Said penalties amount to approximately 22,374, which, based on that which has been mentioned in the preceding paragraph, have been recorded in Non-current liabilities under Other liabilities (Note 11).

c)	Concession of the use of real property

Pursuant to the Bid Package, SEGBA granted the Company the free use of real property for periods of 3, 5 and 95 years, with or without a purchase option, based on the characteristics of each asset, and the Company would be responsible for the payment of any taxes, charges and contributions levied on such properties and for the taking out of insurance against fire, property damage and third-party liability, to SEGBA’s satisfaction.

The Company may make all kind of improvements to the properties, including new constructions, upon SEGBA’s prior authorization, which will become the grantor’s property when the concession period is over, and the Company will not be entitled to any compensation whatsoever. SEGBA may terminate the gratuitous bailment contract after demanding the performance by the Company of any pending obligation, in certain specified cases contemplated in the Bid Package. At present, as SEGBA’s residual entity has been liquidated, these presentations and controls are made to the National Agency of Public Properties (ONABE), with which the Company entered into a debt recognition and refinancing agreement for 4,681 on September 25, 2009.

The form of payment stipulated in the aforementioned agreement establishes an advance payment of 1,170, which the Company made on September 25, 2009, and 48 installments of 104 for the remaining balance of 3,511. The installments include compensatory interest of 18.5% per annum under the French system, and are payable as from October 2009.

As of December 31, 2010 and 2009, principal owed for this concept amounts to 2,676 and 3,358 respectively, which have been recorded in Trade accounts payable under Other (Note 6).

As of the date of issuance of these financial statements, the Company has acquired for an amount of 12,765, nine of these real properties whose gratuitous bailment contracts had expired. The title deeds of eight of these properties have been executed at a price of 12,375. As for the remaining real property, a down payment of 117 has been made while the outstanding amount of 273 will be payable upon the execution of the title deed on a date to be set by the Ministry of Economy.

18.	CASH FLOW INFORMATION

a)	Cash and cash equivalents:

For the preparation of the Statement of Cash Flows, the Company considers as cash equivalents all highly liquid investments with original maturities of three months or less.

	As of December 31, 2010	As of December 31, 2009	As of December 30, 2008
Cash and Banks	8,611	8,685	6,061
Time deposits	17,523	27,191	0
Money market funds	117,458	80,055	88,548
Corporate notes and Shares	533,251	112,441	393
Government bonds	0	0	30,717
Municipal bonds	0	0	680
Total cash and cash equivalents in the Statement of Cash Flows	676,843	228,372	126,399

b)	Interest paid and collected:

	For the years ended December 31,
	2010	2009
Interest paid during the year	(84,430)	(101,793)
Interest collected during the year	60,232	32,230

19.	INSURANCE COVERAGE

As of December 31, 2010, the Company carries the following insurance policies for purposes of safeguarding its assets and commercial operations:
Risk covered		Amount insured

Comprehensive (1)	US$	665,486,167
Mandatory life insurance		$32,244,000
Additional life insurance		$92,125,592
Funeral and burial insurance		$80,610,000
Theft of securities	US$	100,000
Vehicles (theft, third-party liability and damages)		$16,630,401
Land freight	US$	2,000,000
Imports freight		$2,250,000

(1)
Includes: fire, partial theft, tornado, hurricane, earthquake, earth tremors, flooding and debris removal from facilities on facilities providing actual service, except for high, medium and low voltage networks.

20. CLAIM OF THE PROVINCE OF BUENOS AIRES BOARD OF ELECTRIC POWER

On December 1, 2003, the Board of Electric Power of the Province of Buenos Aires (Board) filed a claim against EDENOR in the amount of 284,364 that includes surcharges and interest as of the date of the claim, and imposed fines for an amount of 25,963, due to the Company’s alleged failure to act as collecting agent of certain taxes established by Decrees-law Nos. 7290/67 and 9038/78 from July 1997 through June 2001.

On December 23, 2003, the Company appealed the Board's decision with the Tax Court of the Province of Buenos Aires, which had the effect of temporarily suspending the Company’s obligation to pay. Such appeals were filed on the grounds that the Federal Supreme Court had declared that the regulations established by the aforementioned Decrees-law were unconstitutional, as they were incompatible with the Province of Buenos Aires’ commitment not to levy any taxes on the transfer of electricity.

On March 20, 2007, the Board of Electric Power of the Province of Buenos Aires amended the original complaint to include an additional claim in the amount of 7,720 that includes surcharges and interest as of the date of the claim for the period of July 2001 through June 2002, extending the claim to certain Company Directors.

On June 27, 2007, the Tax Court of the Province of Buenos Aires pronounced in favor of the appeal duly lodged by the Company, thus becoming final.

At the same time, on June 23, 2005, a petition for a declaratory judgment proceeding was filed with the Secretariat of Original Lawsuits of the Federal Supreme Court, so that the maximum authority clarify the condition of uncertainty generated by the provincial tax authorities’ insistence on not honoring the commitment assumed by the Province in the Federal Pact, and their avoidance of the Federal Supreme Court’s decisions. The aforementioned proceeding is still pending on the Federal Supreme Court.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both the aforementioned pronouncement and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

21.	LEGAL ACTION FOR ALLEGED ENVIRONMENTAL POLLUTION

On May 24, 2005, three of EDENOR’s employees were indicted on charges of polychlorinated biphenyl (PCB)-related environmental contamination. In connection with this alleged violation, the judge issued an order of attachment on the Company's assets in the amount of 150 million pesos to cover the potential cost of damage repair, environmental restoration and court costs. On May 30, 2005, the Company filed appeals against both the charges brought against its employees and the attachment order. On December 15, 2005, the Federal Court of Appeals of San Martín dismissed the charges against all three defendants and, accordingly, revoked the attachment order against the Company’s assets. The decision of the Court of Appeals was based on the fact that the existence of environmental pollution could not be proved, and, in consequence whereof, established that the Trial Judge should order the acquittal of two ENRE public officers who had been indicted on related charges. An appeal against this decision was filed in the Tribunal de Casación (the highest appellate body for this matter), which on April 5, 2006 ruled that the appeal was not admissible.

On July 16, 2007, the Company was notified that on July 11, 2007 the Trial Judge ruled the definitive acquittal of all Company officials and employees that had been indicted in the case, thus ordering the closing of the case. This decision could be appealed.

After the filing of an appeal, on March 25, 2008, the Federal Court of Appeals of San Martín affirmed the judgment rendered by the court of original jurisdiction that had ordered the acquittal of Messrs. Daniel José Lello, Luciano Pironio, Julio Adalberto Márquez, Francisco Ponasso, Henri Lafontaine, Henri Marcel Roger Ducre and Christian Rolland Nadal, as well as the acquittal of ENRE officers, Mr. Juan Antonio Legisa and Ms. María Cristina Massei.

In its decision, the appellate court, quoting the “Chazarreta” judgment as case law, stated that the right to defense at trial pursuant to due process, guaranteed by the Constitution, included the right to obtain a judgment that would put an end to the situation of uncertainty that implied criminal prosecution. Furthermore, the appellate court’s decision also stated that if the Prosecutor, after a thorough investigation, was unable to transfer the presumption of guilt to the degree of certainty required for a declaration of criminal liability, the status of innocence should prevail.

Based on the foregoing, and considering that the preliminary investigation phase had ended, the Federal Court of Appeals ordered the confirmation of the aforementioned resolution.

It is worth mentioning that the dismissal ordered by the judge of original jurisdiction was appealed by the Prosecutor, who cited the possible dismissal of criminal action for being beyond the statute of limitations, as a grievance, among other possibilities, caused by the decision of the court.

However, after the filing of the corresponding legal briefs by the Company, the appellate court affirmed the decision of the court of original jurisdiction based on the aforementioned resolution of the Appellate Court, according to which the existence of PCB-related environmental pollution had not been proven.

The decision, whose reversal was requested by the Prosecutor’s Office through an extraordinary appeal within the period of 10 days as from notice thereof had been served, was affirmed by the Federal Court of Appeals of San Martín, which rejected the Prosecuting attorney’s appeal.

The Prosecutor’s Office filed an appeal (“Recurso de Queja”) to the Tribunal de Casación requesting that the appeal dismissed by the Federal Court of Appeals of San Martín be sustained. The Tribunal de Casación rejected the appeal as well. The resolution in question was notified to the Prosecutor’s Office on December 29, 2008. Within the contemplated legal time period, the Prosecutor’s Office filed with such Tribunal an “Extraordinary appeal”. The defense has duly answered the notice served. On May 27, 2009, the Tribunal “dismissed the extraordinary appeal filed by the Prosecutor’s Office” on the grounds that it failed to specifically and reasonably refute the arguments that supported the resolution being appealed, and proved neither the alleged arbitrariness nor the violation of constitutional guaranties. The Prosecutor’s Office filed an appeal (“Recurso de Queja”) to the Federal Supreme Court requesting that the appeal dismissed by the Tribunal de Casación be sustained. On May 26, 2010, the Supreme Court expressly dismissed the appeal. It is worth mentioning that this decision is final and conclusive, accordingly, as soon as notice thereof has been given to all the parties involved, the proceedings will be sent to the court of original jurisdiction (Federal Court of Campana – Criminal Proceedings) for their filing.

22.	DISCRETIONARY TRUST AGREEMENT

On September 30, 2008, the Company and Macro Bank Limited entered into an irrevocable and discretionary trust agreement.

Through the establishment of the trust, which was approved by the Board of Directors on September 29, 2008 and duly informed to control authorities, the Company assigns the management of certain liquid assets for an initial amount of up to US$ 24,000,000, which are to be used in the future in accordance with the terms of the trust.

The assignment of liquid assets for an amount of US$ 23,922,000 was carried out on October 2, 2008.

Furthermore, on November 3 and 11, 2008, the Company carried out an additional assignment of liquid assets for US$ 2,000,000 and US$ 1,000,000, respectively.

On September 3, 2009, the discretionary trust was dissolved and the trust property was liquidated and transferred to the Company.

As of December 31, 2009, the results generated by this transaction have been disclosed in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income under Holding results.

23. DERIVATIVE FINANCIAL INSTRUMENTS

a)	Corporate Notes

During the year ended December 31, 2010, the Company carried out a transaction with a derivative financial instrument with the JP Morgan Chase Bank NA with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions.

This instrument provides an economic and financial hedge of the amounts in foreign currency that the Company must pay on the interest payment dates of its financial debt –Class 9 Fixed Rate Notes (Note 14)-, maturing on April 25, 2011, October 25, 2011, April 25, 2012 and October 25, 2012, in the event of fluctuations in foreign currency exchange rates. The Company has not formally designated these transactions as hedging instruments. Therefore, they have been recorded in the accounting in accordance with the provisions of Technical Resolution No. 18 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), which requires that derivative instruments not designated as effective hedging instruments be recorded at their net realizable value or settlement value, depending on whether they have been classified as assets or liabilities, with a contra-account in the financial gains or losses for the year.

As of December 31, 2010, the economic impact of this transaction resulted in a loss of 7,253, which has been recorded in the Financial income (expense) and holding gains (losses) generated by liabilities account of the Statement of income under Exchange difference, with a contra-account in Current liabilities under Loans (Note 7).

b)	Forward and Futures Contracts

As of December 31, 2010 and 2009, the Company has entered into forward and futures contracts with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

As of December 31, 2010, these transactions have been fully settled.

The main features of the contracts entered into with Standard Bank Argentina S.A. and Banco Finansur S.A., were as follow:

	Contracted amount in thousands of US$		Average rate of	Transaction	Settlement	Book value Assets (Liabilities) Note 7 (in thousands of pesos)
Entity	12/31/2010	12/31/2009	exchange	date	date	12/31/2010	12/31/2009
Banco Finansur	0	9,000	4.1645	07/27/2009	04/30/2010	0	(1,814)
Banco Finansur	0	1,000	4.2420	07/27/2009	06/30/2010	0	(202)
Standard Bank	0	12,000	4.4475	09/30/2009	12/31/2010	0	(1,338)
Banco Finansur	0	33,000	4.2400	09/30/2009	06/30/2010	0	(1,532)
Standard Bank	0	10,000	4.4475	10/01/2009	12/31/2010	0	(1,115)
Standard Bank	0	0	4.2735	01/22/2010	12/31/2010	0	0
Standard Bank	0	0	4.2700	01/25/2010	12/31/2010	0	0
	0	65,000				0	(6,001)

As of December 31, 2010 and 2009, the economic impact of these transactions resulted in losses of 20,837 and 12,266, respectively that have been recorded in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income under Holding results.

24.	RESTRICTIONS ON THE DISTRIBUTION OF EARNINGS

In accordance with the provisions of Law No. 19,550, 5% of the net income for the year must be appropriated to the legal reserve, until such reserve equals 20% of capital stock. The Ordinary Shareholders’ Meeting held on April 7, 2010 appropriated 4,532 of Unappropriated Retained Earnings as of December 31, 2009 to the aforementioned legal reserve (Note 16.d).

Moreover, in accordance with the provisions of Law No. 25,063,  passed in December 1998, dividends to be distributed, whether in cash or in kind, in excess of accumulated taxable profits as of the fiscal year-end immediately preceding the date of payment or distribution, shall be subject to a final 35% income tax withholding, except for those dividends distributed to shareholders who are residents of countries benefiting from conventions for the avoidance of double taxation who will be subject to a lower tax rate. For income tax purposes, accumulated taxable income shall be the unappropriated retained earnings as of the end of the year immediately preceding the date on which the above-mentioned law went into effect, less dividends paid plus the taxable income determined as from such year and dividends or income from related companies in Argentina.

Since the restructuring of the Company’s financial debt referred to in Note 14, the Company was not allowed to distribute dividends until April 24, 2008 or until such time when the Company’s leverage ratio were lower than 2.5, whichever occurred first. As from this time, distribution of dividends may only be allowed under certain circumstances depending on the Company’s indebtedness ratio.

Certain restrictions on the distribution of dividends by the Company and the need for approval by the ENRE for any distribution have been disclosed in Note 17.b).

25.	BREAKDOWN OF TEMPORARY INVESTMENTS, RECEIVABLES AND LIABILITIES BY COLLECTION AND PAYMENT TERMS

As required by the CNV’s regulations, the balances of the accounts below as of December 31, 2010, are as follow:

Term	Investments	Receivables (1)	Financial Debt (Loans)	Other payables (2)

With no explicit due date	0	45,531	0	984,518

With due date

Past due:

Up to three months	0	68,939	0	0
From three to six months	0	25,667	0	0
From six to nine months	0	19,917	0	0
From nine to twelve months	0	12,087	0	0
Over one year	0	30,731	0	0
Total past due	0	157,341	0	0

To become due:

Up to three months	668,232	347,339	9,753	631,101
From three to six months	0	1,070	26,198	14,470
From six to nine months	0	709	5,821	14,486
From nine to twelve months	0	153	12,336	14,502
Over one year	0	119,249	1,035,113	110,606
Total to become due	668,232	468,520	1,089,221	785,165

Total with due date	668,232	625,861	1,089,221	785,165

Total	668,232	671,392	1,089,221	1,769,683

(1) Excludes allowances
(2) Comprises total liabilities except accrued litigation and financial debts.

The financial debt mentioned in Note 14 accrues interest at floating and fixed rates, which amount to approximately 10.35%, on average; only 9.75% of the debt accrues interest at a floating rate whereas the remaining accrues interest at a fixed rate.

26.	SUBSEQUENT EVENTS

a)	Repurchase of Corporate Notes

From January 1, 2011 through the date of issuance of these financial statements, the Company has repurchased at market prices and in successive operations all “floating rate par notes” due in 2019, for a nominal value of US$ 12,656 thousand (Note 14).

b)	Loans taken out

On February 16, 2011 the Company took out a series of loans and bank overdrafts from local entities (JPMorgan, Deutsche Bank, Banco Macro, Banco Nación and Standard Bank) in order to be able to meet its future capital needs. These facilities, whose average term is 90 days, total 280,000 and carry interest at an annual rate of 14.5% on average.

c)	Acquisition of assets:

On March 4, 2011, the Company’s Board of Directors decided to accept the gratuitous offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), whereby Edenor was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain ("AEIU"), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of  the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”)  representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to US$ 90,000,000 for Emdersa’s Shares and the Residual Shares acquired from AEIU and to US$ 49.998,280 for AESEBA’s Shares acquired from AEIU.

Emdersa owns: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. ("EDESA"),  (iii) 99.98% of EGSSA’s  capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA owns 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn owns 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. ("EDEN"), which provides electricity distribution services in the northern and central part of the Province of Buenos Aires.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values are adequate and within the market’s parameters.

In compliance with current regulations, it is hereby stated that the Company has formally consulted the National Securities Commission about the steps to be followed with regards to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of US$ 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings must, in the Company’s opinion, be clarified.

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. US$ 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted a series of loans to them in order to allow for the restructuring, putting them in a better position to negotiate. The loans, which carry interest at an annual rate of 16% and mature on April 30, 2011, will be distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,319.5 and iv) EDESAL 37,502.5.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities.

d)	Loan with related companies (Section 33 Law No. 19,550)

On March 4, 2011, the Company and Pampa Energía S.A. entered into an agreement pursuant to which the Company will receive a US$ 5 million two-year term loan at an annual rate of 5%. The loan will be used to finance several investments that the Company intends to make in accordance with its business plan.

27.	FINANCIAL STATEMENTS TRANSLATION INTO ENGLISH LANGUAGE

These financial statements are the English translation of those originally prepared by the Company in Spanish and presented in accordance with accounting principles generally accepted in Argentina. The effects of the differences between the accounting principles generally accepted in Argentina and the accounting principles generally accepted in the countries in which the financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present the financial position, results of operation, shareholder’s equity or cash flows in accordance with accounting principles generally accepted in the countries of users of the financial statements, other than Argentina.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
EXHIBIT A
PROPERTY, PLANT AND EQUIPMENT
(stated in thousands of pesos)

	Original value					Depreciation					Net	Net
	At beginning		Retirements		At end	At beginning	Retirements	For the	Annual	At end	book value	book value
MAIN ACCOUNT	of year	Additions	(1)	Transfers	of year	of year	(1)	year	rate	of year	2010	2009
FACILITIES IN SERVICE
Substations	1,027,225	0	0	111,931	1,139,156	362,172	0	30,537	3 - 4%	392,709	746,447	665,053
High voltage networks	462,272	0	0	19,743	482,015	156,557	0	12,615	3 - 4%	169,172	312,843	305,715
Medium voltage networks	881,843	0	(122)	65,657	947,378	348,568	(104)	25,550	3 - 4%	374,014	573,364	533,275
Low voltage networks	1,771,311	0	(2,212)	58,022	1,827,121	1,032,580	(1,444)	44,427	4 - 5%	1,075,563	751,558	738,731
Transformation chambers and platforms	615,038	0	(543)	45,774	660,269	224,852	(237)	19,075	3 - 4%	243,690	416,579	390,186
Meters	679,812	0	0	66,029	745,841	285,626	0	27,615	4 - 5%	313,241	432,600	394,186
Buildings	96,374	0	(2,634)	13,332	107,072	23,152	(465)	1,392	2 - 3%	24,079	82,993	73,222
Communications network and facilities	96,315	0	0	6,694	103,009	61,477	0	4,914	4 - 5%	66,391	36,618	34,838
Total facilities in service	5,630,190	0	(5,511)	387,182	6,011,861	2,494,984	(2,250)	166,125		2,658,859	3,353,002	3,135,206
FURNITURE, TOOLS AND EQUIPMENT
Furniture, equipment and software projects	191,338	8,706	(37)	0	200,007	177,755	(37)	9,232	12 - 13%	186,950	13,057	13,583
Tools and other	46,878	1,695	(282)	0	48,291	43,896	(265)	657	10 - 11%	44,288	4,003	2,982
Transportation equipment	23,837	5,040	(112)	0	28,765	14,874	(96)	2,366	20%	17,144	11,621	8,963
Total furniture, tools and equipment	262,053	15,441	(431)	0	277,063	236,525	(398)	12,255		248,382	28,681	25,528
Total assets subject to depreciation	5,892,243	15,441	(5,942)	387,182	6,288,924	2,731,509	(2,648)	178,380		2,907,241	3,381,683	3,160,734
CONSTRUCTION IN PROCESS
Transmission	157,329	112,871	0	(131,674)	138,526	0	0	0	-	0	138,526	157,329
Distribution and other	164,323	260,458	0	(255,508)	169,273	0	0	0	-	0	169,273	164,323
Total construction in process	321,652	373,329	0	(387,182)	307,799	0	0	0		0	307,799	321,652
Total 2010	6,213,895	388,770	(5,942)	0	6,596,723	2,731,509	(2,648)	178,380		2,907,241	3,689,482	-
Total 2009	5,818,111	404,310	(8,526)	0	6,213,895	2,561,853	(5,763)	175,419		2,731,509	-	3,482,386

(1) Includes net value of retirements for the sale of real property as of December 31, 2010 for 2,169 (Notes 3.g and 12).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
EXHIBIT C
INVESTMENTS IN OTHER COMPANIES
(stated in thousands of pesos)

							Information on the Issuer
								Last financial statement issued
					Value on	Net			Nominal			% interest	Net
Name and features		Face		Adjusted	equity	book value	Main		Capital	Income		in capital	book value
of securities	Class	value	Number	cost	method	2010	activity	Date	Stock	for the year	Equity	stock	2009

NON-CURRENT
INVESTMENTS

Section 33 Law No. 19,550
as amended -Companies-

Related Company:
SACME S.A.	common	$1	6,000	15	415	415	Electric	12/31/2010	12	14	830	50	408
	non-endorsable						power
							services
Total						415							408

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009

EXHIBIT D

OTHER INVESTMENTS

(stated in thousands of pesos)

	Net book value
MAIN ACCOUNT	2010	2009

CURRENT INVESTMENTS

Time deposits
. in foreign currency (Exhibit G)	17,523	27,191

Money market funds
. in local currency	117,458	80,055

Corporate Notes and Shares (1)
. in foreign currency (Exhibit G)	533,251	112,441

Total Current Investments	668,232	219,687

Total Investments	668,232	219,687

(1) Includes Corporate Notes of Transener S.A. for 17,527 as of December 31, 2010 (Note 15).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
EXHIBIT E
ALLOWANCES AND ACCRUALS

(stated in thousands of pesos)

	2010					2009
	At				At	At
MAIN	beginning				end of	end of
ACCOUNT	of year	Additions	Retirements	Recoveries	year	year

Deducted from current assets

For doubtful accounts	19,688	16,313	(6,742)	0	29,259	19,688

For other doubtful accounts	7,908	4,891	0	0	12,799	7,908

Included in current liabilities

Accrued litigation	62,813	3,613	(8,594)	0	57,832	62,813

Included in non-current liabilities

Accrued litigation	10,084	0	(868)	(2,400)	6,816	10,084

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
EXHIBIT G
FOREIGN CURRENCY DENOMINATED ASSETS AND LIABILITIES
	2010				2009
				Booked			Booked
	Currency		Exchange	amount in	Currency		amount in
	and		rate	thousands	and		thousands
Account	amount (2)		(1)	of pesos	amount (2)		of pesos
Current Assets

Cash and banks	US$	382,816	3.936	1,507	US$	292,212	1,099
	ECU	45,911	5.2191	240	ECU	42,394	229
Investments
Time deposits	US$	4,452,058	3.936	17,523	US$	7,226,043	27,170
	ECU	0	5.2191	0	ECU	3,983	21
Corporate Notes	US$	135,480,437	3.936	533,251	US$	29,904,415	112,441
Other receivables
Expenses advanced	US$	17,682	3.936	70	US$	118,878	447
Receivables from activities other than the main activity	US$	1,008,586	3.936	3,970	US$	363,665	1,367
Initial margins	US$	0	3.936	0	US$	6,090,200	22,899
Other	US$	5,797	3.936	23	US$	5,600	21
	ECU	111,954	5.2191	584	ECU	19,949	108
Total Current Assets				557,168			165,802
Total Assets				557,168			165,802
Current Liabilities
Trade accounts payable	US$	4,476,084	3.976	17,797	US$	7,513,124	28,550
	ECU	304,112	5.2726	1,603	ECU	15,438	84
	CHF	153,989	4.2429	653	CHF	108,826	400
Loans
Corporate Notes	US$	5,582,495	3.976	22,196	US$	3,682,978	13,996

Other liabilities
Other	US$	338,302	3.976	1,345	US$	347,618	1,321
	ECU	0	5.2726	0	ECU	8,913	49
Total Current Liabilities				43,594			44,400
Non-Current Liabilities
Loans
Corporate Notes	US$	255,969,567	3.976	1,017,735	US$	176,633,106	671,206
Total Non-Current Liabilities				1,017,735			671,206
Total Liabilities				1,061,329			715,606

(1) Selling and buying exchange rate of Banco de la Nación Argentina in effect at the end of the year.
(2) US$ = US Dollar; ECU = Euro; CHF Swiss Franc.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

INFORMATION REQUIRED BY SECTION 64 CLAUSE b) OF LAW No. 19,550
EXHIBIT H

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(stated in thousands of pesos)

	2010				2009
	Transmission and
	Distribution	Selling	Administrative
Description	Expenses	Expenses	Expenses	Total	Total
Salaries and social security taxes	293,265	68,100	76,983	438,348	330,358
Postage and telephone	5,656	11,531	2,034	19,221	15,038
Bank commissions	0	10,667	0	10,667	9,373
Allowance for doubtful accounts	0	21,204	0	21,204	18,582
Supplies consumption	36,788	662	2,754	40,204	37,727
Work by third parties	118,440	48,131	13,887	180,458	165,341
Rent and insurance	3,914	663	14,264	18,841	11,697
Security services	6,162	491	2,932	9,585	6,854
Fees	849	5	5,468	6,322	6,233
Computer services	350	6,708	26,746	33,804	28,602
Advertising	0	0	18,444	18,444	16,769
Reimbursements to personnel	1,034	217	481	1,732	2,571
Temporary personnel	164	1,207	746	2,117	1,918
Depreciation of property, plant and equipment	169,402	4,033	4,945	178,380	175,419
Directors and Supervisory Committee members' fees	0	0	3,672	3,672	2,860
Taxes and charges	1	20,554	2,302	22,857	19,940
Other	264	63	3,239	3,566	2,291
Total 2010	636,289	194,236	178,897	1,009,422	-
Total 2009	548,583	158,956	144,034	-	851,573

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

1025 Azopardo Street – Federal Capital

INFORMATIVE SUMMARY

FOR THE YEARS ENDED

DECEMBER 31, 2010, 2009, 2008, 2007 AND 2006

1. General Comments
(Not covered by the Independent Auditors’ Report)

(Figures stated in thousands of pesos as indicated in Note 2 to the financial statements)

In the year ended December 31, 2010, the Company recorded a net loss of 74,031. As of the end of the year, the Company’s shareholders’ equity amounts to 2,108,178.

Net operating income worsened significantly amounting to 94,475, as compared to the net operating income of 222,925 recorded in the previous year.

The demand for electricity, in units of power, in the concession area, increased 6.6% as compared to that of 2009.

The investment in property, plant and equipment totaled 388,770. This amount was mainly allocated to increasing service quality levels and meeting current and new customer demand.

On October 25, 2010 and as a result of the Subscription Offer in cash, the Company issued Corporate Notes for a nominal value of US$ 140 million. Furthermore, as a result of the exchange offer, the Company accepted and exchanged Class 7 Corporate Notes for a nominal value of US$ 90,301,000 that had been tendered through November 1, 2010, for Corporate Notes due 2022, at a fixed rate of 9.75% for a nominal value of US$ 90,301,000 and paid US$ 9,532,000 in cash, including payments of accrued and unpaid interest on Class 7 Corporate Notes; and accepted and purchased Class 7 Corporate Notes for a nominal value of US$ 33,593,000 that had been tendered through November 1, 2010, having paid US$ 35,750,000, including the payment of accrued and unpaid interest on Class 7 Corporate Notes.

The new Class 9 Corporate Notes for an amount of US$ 230,301,000 have been issued at an issue price of 100% of the principal amount. The twelve-year term corporate notes accrue interest as from the date of issuance at a fixed rate of 9.75%, payable semiannually on October 25 and April 25 of each year, with the first interest payment maturing on April 25, 2011. The principal will be amortized in a lump sum payment at maturity date in 2022. The Company has requested authorization for the listing of the Corporate Notes on the Buenos Aires Stock Exchange and admission for trading on the Mercado Abierto Electrónico S.A. (the OTC market of Argentina), as well as authorization for the listing of the Corporate Notes on the Luxembourg Stock Exchange and admission for trading on the Euro MTF Market, which is the alternative market of the Luxembourg Stock Exchange.

The Company will use the net proceeds from the sale of the Corporate Notes in this offer to refinance in whole or in part the debt currently outstanding, and/or finance the capital expenditures plan and/or increase working capital.

In connection with this, on October 18, 2010, the Company cancelled Class 7 Corporate Notes held in its portfolio for a nominal value of US$ 65,310,000.

On October 25, November 4, and December 9, 2010, as a result of the repurchase and exchange offer, the Company cancelled Class 7 Corporate Notes for nominal values of US$ 122,644 thousand, 1,250 thousand and 36 thousand, respectively, which represented approximately 83.3% of the Corporate Notes outstanding at such time.

Additionally, from January 1, 2011 through the date of issuance of these financial statements, the Company has repurchased at market prices and in successive operations all “floating rate par notes” due in 2019, for a nominal value of US$ 12,656 thousand.

Furthermore, on February 16, 2011 the Company took out a series of loans and bank overdrafts from local entities (JPMorgan, Deutsche Bank, Banco Macro, Banco Nación and Standard Bank) in order to be able to meet its future capital needs. These facilities, whose average term is 90 days, total 280,000 and carry interest at an annual rate of 14.5% on average.

On March 4, 2011, the Company’s Board of Directors decided to accept the gratuitous offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), whereby Edenor was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., party of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”), (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”), (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”), (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”). The price paid by the Company for the aforementioned assets amounted to US$ 90,000,000 for Emdersa’s Shares and the Residual Shares acquired from AEIU and to US$ 49.998,280 for AESEBA’s Shares acquired from AEIU.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values are adequate and within the market’s parameters.

In compliance with current regulations, it is hereby stated that the Company has formally consulted the National Securities Commission about the steps to be followed with regards to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations.
The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. US$ 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.
Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted a series of loans to them in order to allow for the restructuring, putting them in a better position to negotiate. The loans, which carry interest at an annual rate of 16% and mature on April 30, 2011, will be distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,319.5 and iv) EDESAL 37,502.5.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities.

Additionally, on March 4, 2011, the Company and Pampa Energía S.A. entered into an agreement pursuant to which the Company will receive a US$ 5 million two-year term loan at an annual rate of 5%. The loan will be used to finance several investments that the Company intends to make in accordance with its business plan.

2. Comparative balance sheet structure

(figures stated in thousands of pesos as indicated in Note 2 to the financial statements)

ACCOUNTS	12.31.2010	12.31.2009	12.31.2008	12.31.2007	12.31.2006

Current Assets	1,153,804	693,560	587,077	496,341	347,467
Non-Current Assets	3,877,926	3,677,181	3,547,553	3,351,265	3,187,196
Total Assets	5,031,730	4,370,741	4,134,630	3,847,606	3,534,663

Current Liabilities	786,499	760,273	635,584	539,565	435,601
Non-Current Liabilities	2,137,053	1,428,259	1,407,480	1,333,460	1,428,712
Total Liabilities	2,923,552	2,188,532	2,043,064	1,873,025	1,864,313

Shareholders’ Equity	2,108,178	2,182,209	2,091,566	1,974,581	1,670,350

Total Liabilities and Shareholders’ Equity	5,031,730	4,370,741	4,134,630	3,847,606	3,534,663

3. Comparative income structure

(figures stated in thousands of pesos as indicated in Note 2 to the financial statements)

ACCOUNTS	12.31.2010	12.31.2009	12.31.2008	12.31.2007	12.31.2006

Net operating income	94,475	222,925	302,915	429,201	35,906
Other (expense) income, net	(9,810)	23,290	(29,825)	996	(22,944)
Financial income (expense) and holding gains (losses)	(159,832)	(76,261)	(88,801)	(182,755)	112,922

(Loss) Income before taxes	(75,167)	169,954	184,289	247,442	125,884

Income tax	1,136	(79,311)	(61,174)	(124,984)	167,182

Net (loss) income for the year	(74,031)	90,643	123,115	122,458	293,066

4. Statistical data (in units of power)
(Not covered by the Independent Auditors’ Report)

CONCEPT	UNIT	12.31.2010	12.31.2009	12.31.2008	12.31.2007	12.31.2006

Sales of electricity (1)	GWh	19,292	18,220	18,616	17,886	16,632
Electric Power purchases (1)	GWh	22,053	20,676	20,863	20,233	18,700

(1) The related amounts include toll fees.

5. Ratios

RATIOS		12.31.2010	12.31.2009	12.31.2008	12.31.2007	12.31.2006

Current	Current assets	1.47	0.91	0.92	0.92	0.80
	Current liabilities

Solvency	Shareholders’ Equity	0.72	1.00	1.02	1.05	0.90
	Total liabilities

Fixed assets	Non-current assets	0.77	0.84	0.86	0.87	0.90
	Total assets

Income before taxes	(Loss) Income before taxes	(3.44)%	8.13%	9.36%	13.36%	9.14%
	Shareholders’ Equity excluding (loss) income for the year

6.	Progress toward compliance with the implementation plan of the international financial reporting standards
(Not covered by the Independent Auditors’ Report)

On December 29, 2009, the CNV issued Resolution No. 562, according to which those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17,811, or have requested authorization for their being included in such public offering regime would be required to comply with the provisions of TR No. 26. The application of such regulations will be mandatory for the Company as from the fiscal year beginning January 1, 2012.

On April 27, 2010, the Company’s Board of Directors approved the specific implementation plan which contemplates the assessment of the effects of the adoption of the international financial reporting standards.

Additionally, on July 1, 2010, the CNV issued Resolution No. 576 which provides solutions to, corrections and further explanation of those aspects concerning Resolution No. 562 about which the issuers of financial statements had raised objections or asked for clarification.

As of the date of these financial statements, the implementation process has advanced in accordance with the plan duly approved. At present, the process aimed at producing a diagnosis of the impact on the Company of IFRS implementation is about to be concluded.

From the monitoring of the specific implementation plan of the IFRS, the Board of Directors has not become aware of any circumstance that may require the introduction of changes to the plan or may indicate a possible deviation from the established objectives and date.

7. Outlook
(Not covered by the Independent Auditor’s Report)

During 2010, the Argentine economy recorded an increase in growth rates as compared to those recorded during 2009.

Furthermore, tax collection continued increasing, as it occurred during 2009.

With regard to the Revision of the Company Tariff Structure (RTI), Resolution No. 434/2007 of the National Energy Secretariat, that was published in the Official Gazette on April 30, 2007, established that the new electricity rate schedule would go into effect on February 1, 2008.

On July 30, 2008, the National Energy Secretariat issued Resolution No. 865/2008 which modifies Resolution No. 434/2007 and establishes that the electricity rate schedule resulting from the Revision of the Company Tariff Structure (RTI) will go into effect on February 1, 2009.

As of the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from the RTI which was expected to be in effect since February 1, 2009.

On November 12, 2009, the Company submitted to the ENRE the proposal of revenue requirements required in both Resolution No. 467/08 of the ENRE, in accordance with the terms of the ADJUSTMENT AGREEMENT entered into by the Company and the UNIREN and ratified by Decree No. 1957/06 of the Federal Government, and Resolution No. 865/08 of the Energy Secretariat. The presentation included three different proposals; the two proposals contemplated in Resolution No. 467/08 of the ENRE and a third one which contemplates a quality regime and cost of undelivered energy similar to the one currently in effect. Each proposal included an introduction, the assumptions based on which each proposal was prepared, and the detailed studies supporting each of the proposed options: projected demand, measurement campaign, environmental management plan, capital base study, study of the group of facilities required to meet the demand of a certain homogeneous market in terms of consumption with the lowest costs (known as “Sistemas Eléctricos Representativos”), contemplated investments plan,  operating costs analysis, profitability rate analysis, resulting revenue requirement and electricity rate adjustment criterion. It was pointed out that the sustainability of the proposals depends on the actual occurrence of the assumptions and that any change in the criteria and/or parameters contemplated in the proposal made by the Company could directly affect the economic and financial equation that supports each of the proposed options. Furthermore, the calculations made in each of the three options took into account the transfer to the tariff in three equal semiannual stages. Finally, the presentation included regulatory and legal considerations, clearly stating that it only included the revenue requirements per voltage level for each of the options due to the lack of data and accurate information that were to be provided by the ENRE in order to present both an electricity rate structure and an electricity rate schedule, despite the fact that during the first electricity rate period different rate structures were in effect.

In January 2009, the National Ombudsman made a presentation against the resolutions by which the new electricity rate schedule had gone into effect as from October 1, 2008.

By Note No. 91,241, notified to the Company on December 18, 2009, the ENRE requested that the Company submit the technical rate schedules resulting from the preparation of its proposal, which as of the date of issuance of these financial statements have not yet been submitted due to the aforementioned reasons.

Additionally, as of December 31, 2010, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the MMC adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 - April 2010	May 2010	7.103%
May 2010 - October 2010	November 2010	7.240%

The approval of the aforementioned adjustments by the National Regulatory Authority for the Distribution of Electricity is still pending; however, the necessary steps are being taken to regularize the situation in order to restore the economic and financial equation of the business due to the increase recorded in operating costs.

In addition, as of December 31, 2010 and 2009 liabilities generated by the excess funds deriving from the application of the Program for the Rational Use of Electric Power (PUREE), amount to 529,097 and 233,319 respectively and have been disclosed in other non-current liabilities. The increase in liabilities is due to the fact that the Company was allowed to keep such funds in order to cover the MMC (Cost Monitoring Mechanism) increases not transferred to the tariff.

Furthermore, by Resolution No. 347/2010, the National Energy Secretariat approved the winter scheduling for the Wholesale Electric Power Market (MEM) for the period May 1 – October 31, 2010. In the reasons supporting such resolution, the National Energy Secretariat also stated that it considered it necessary that the seasonal prices to be paid by the customers of distribution companies should take into account not only the situation existing in such seasonal period but also the payment capacity of the different social classes included in the residential category of the electricity rate schedules of the referred to distribution companies. Therefore, considering the level of electricity consumption during winter and with the aim of not negatively affecting user payment capacity, the National Energy Secretariat resolved to suspend the application of sections 6, 7, and 8 of its Resolution No. 1169/2008 from June 1, 2010 through September 30, 2010. It must be pointed out that this situation had already been contemplated by the National Energy Secretariat in 2009 in its Resolution No. 652/2009, which gave rise to the issuance of Resolution No. 433/2009 of the ENRE.
As a consequence of the aforementioned Resolution No. 347/2010 of the Energy Secretariat, on May 21, 2010 the Company was notified of Resolution No. 294/2010 of the ENRE, which approved the values of the Company’s Electricity Rate Schedule included in Appendix I of such Regulatory Authority’s Resolution No. 433/2009, applicable to consumption recorded from midnight June 1, 2010.
Furthermore, on July 23, 2010, the Company was notified of Resolution No. 421/2010 of the ENRE, which approved the values of the Company’s Electricity Rate Schedule included in Appendix IV of such Regulatory Authority’s Resolution No. 433/2009, applicable to consumption recorded from midnight August 1, 2010.

Concerning the Framework Agreement, and by virtue of Law No. 14,062 and Decree No. 2,789/09 of the province of Buenos Aires related to the issuance of bonds for the cancellation of debts of such province (Bonos de Cancelación de Deudas de la Provincia de Buenos Aires) and their regulations, in March 2010, the Company entered into a Payment Plan Agreement with the Government of the Province of Buenos Aires pursuant to which the Government of the Province of Buenos Aires verified and paid with Bonds for the Cancellation of Debts, the debt stated therein in the amount of 32,797. The aforementioned agreement has been ratified by the Executive Power of the Province of Buenos Aires and the Company’s Board of Directors. As of December 31, 2010 the balance of Bonds for the Cancellation of Debts held by the Company amounts to 8,743.

Furthermore, other legal actions have been brought against the Company, which are detailed below:

-
“NATIONAL OMBUDSMAN VS FEDERAL GOVERNMENT LAW 25790 AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM”. The aim of this legal action is that section 4 of Law No. 25,790 - Decree No. 1957/06 – Decree No. 1959/06, Resolutions Nos. 50, 51 and 102 of the ENRE be declared unconstitutional.

The granting of a “prohibitory injunction” has been requested. The Company has been summoned as a third-party defendant. The case is currently on appeal. On September 16, 2010, lower court judgment was entered “rejecting the complaint filed by the National Ombudsman against the Federal Government – EP and holding the plaintiff liable for costs”.
The case is pending in National Court in Contentious and Administrative Federal Matters No. 4 – Clerk’s Office No. 7.
The judgment was appealed by the National Ombudsman, thus the proceedings were derived to the  Court of Appeals in Contentious and Administrative Federal Matters No. IV. The Company has already responded to the appellant’s briefs.

-
“UNION DE USUARIOS Y CONSUMIDORES VS FEDERAL GOVERNMENT DECREE 1957/06 (RESOLUTION 51/07 OF THE ENRE - EDENOR) AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM”. Notice of the complaint filed by the association for the defense of consumer rights Unión de Usuarios y Consumidores against the Federal Government and Edenor, which is pending in National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 12, Clerks’ Office No. 23, was served upon the Company on December 9, 2009.

The remedies sought in the complaint are as follow:
a) that clause 4.6 and related ones of Appendix I of the Adjustment Agreement be revoked, inasmuch as it establishes that the tariff increase will be retroactive;
b) that Resolution No. 51/07 of the ENRE be nullified inasmuch as it authorizes the retroactive increase of tariffs in favor of the Company;
c) that Edenor be ordered to reimburse customers all the amounts paid as retroactive tariff increase for the period of November 1, 2005 through January 31, 2007;
d) that the reimbursement be implemented through a credit in favor of customers.
The Company answered the complaint on December 9, 2009.
Judgment sustaining the complaint was entered on November 11, 2010.
An appeal with a stay of execution was filed on November 25, 2010. On December 2, 2010, the Court upheld the petition of the Company and the Federal Government and granted the appeal with a stay of execution, which means that the court ruling will not be carried out until the appeal is resolved by the higher court.

On December 13, 2010, the Company formally submitted to the Court of Original Jurisdiction, the written bases of the appeal concerning the merits of the case upon which judgment had been rendered. Appellate Court in Contentious and Administrative Federal Matters No. V will hear the case.

It must be pointed out that if the lower court ruling is affirmed by the Appellate Court, the Company will suffer a very significant economic harm. However, we believe it is premature to estimate such amount because in the opinion of the Company’s legal advisors there is a strong probability that the court ruling against the Company will be reversed. Such opinion is based on criteria applied by both the Federal Court of Appeals in Contentious and Administrative Matters and the Supreme Court of Justice in similar cases. That being so specifically with regard to the lack of standing (falta de legitimación) of the “Unión de Usuarios y Consumidores” to present claims as the one filed. In addition to this fact –which is of vital importance and would lead to the in limine rejection of the action– and considering the main question at issue in the complaint (alleged retroactivity of the increase), Decree 1957/06 does not have such “retroactive effect” because it does not create the Company’s right to increase rates but rather recognizes that the Federal Government had seriously altered the balance of the economic and financial equation of the Concession Agreement and that the Company, when entering into the “Adjustment Agreement” in September 2005, acquired the right to apply the temporary “Tariff Regime”, aimed at restoring -although partially and temporarily- such balance.

Therefore, no accrual has been recorded in these financial statements in connection with these claims as the Company’s management, based on both the aforementioned judgment and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

On February 9, 2011, the Company was notified of the issuance of Resolution No. 32/2011 of the ENRE, whereby the Regulatory Authority fined the Company in the amount of 1,125 for the power cuts that had occurred between December 20 and December 31, 2010, based on the following:

-        Non-compliance with the obligations arising from section 25 – sub-sections a), f) and g) of the Concession Agreement and section 27 of Law 24,065 (provide electric power in accordance with quality levels, make the necessary investments, guarantee supply and availability of electricity to meet demand, and maintenance of facilities in order to guarantee adequate service to users, respectively, pursuant to the criterion adopted by the regulatory authority). Amount of the fine: 750.

-        Non-compliance with the obligations arising from section 25 – sub-sections b) and y) of the Concession Agreement (supply all the electric power required within the concession area, meeting new customer demand/demand for increased power supply, and compliance with regulations issued by the ENRE, respectively, pursuant to the criterion adopted by the regulatory authority). Amount of the fine: 375.

Furthermore, the Company was ordered to compensate those customers who had been affected by the power cuts in accordance with the following: 180 pesos to each small-demand residential customer who suffered power cuts that lasted from more than 12 continuous hours to 24 hours, 350 pesos to those who suffered power cuts that lasted from more than 24 continuous hours to 48 hours, and 450 pesos to those who suffered power cuts that lasted more than 48 continuous hours.

As of the date of issuance of these financial statements, within the framework of section 81 of Law No. 24,065, the Company will file a direct appeal (“Recurso Directo”) to the Appellate Court in Contentious and Administrative Federal Matters, with the aim of obtaining that the resolution be declared null and void. Prior to that, as authorized by section 207 and related sections of the Federal Code of Civil and Commercial Procedure, the Company has applied to the same Court for provisional remedies requesting that payment of the fined imposed be suspended until a final judgment is issued on the main cause.

Said penalties amount to approximately 22,374, which, based on that which has been mentioned in the preceding paragraph, have been recorded in Non-current liabilities under Other liabilities (Note 11).

Buenos Aires, March 9, 2011

ALEJANDRO MACFARLANE
Chairman

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)

We have audited the accompanying balance sheets of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter, Edenor S.A.) as of December 31, 2010 and 2009, the related statements of income, of changes in shareholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edenor S.A. at December 31, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in Argentina approved by the Professional Council of Economic Sciences of the Autonomous City of Buenos Aires.

Autonomous City of Buenos Aires, March 9, 2011.

PRICE WATERHOUSE & CO. S.R.L. (Partner)

Dr. Carlos Martín Barbafina

Supervisory Committee’s Report
To the Shareholders of
EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

1.
In accordance with the provisions of section 294 of Law No. 19,550, the Rules of the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) (“CNV”) and the Regulations of the Buenos Aires Stock Exchange, we have reviewed the general balance sheet of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A.  (hereinafter referred to as “EDENOR”) as of December 31, 2010, the related statement of income, statement of changes in stockholders´ equity and statement of cash flow for the fiscal year then ended, and notes 1 to 26 and exhibits A, C, D, E, G and H thereto. The preparation and issue of the financial statements are the Company’s responsibility.

2.
Our review was conducted in accordance with prevailing auditing standards. Such standards require financial statements to be reviewed subject to the prevailing auditing standards, including the verification of the reasonability of the significant information included in the documents reviewed and its consistency with the remaining information on corporate decisions, as disclosed in Board of Directors’ and Shareholders’ Meetings’ minutes, and the conformity of those decisions to the law and the Company’s by-laws insofar as concerns formal and documentary aspects. Our review was conducted based on the audit performed by the Company’s independent auditors, Price Waterhouse & Co. S.R.L., who issued an unqualified limited review report dated March 9, 2011. An audit requires that the auditor plans and performs his audit to obtain reasonable assurance about whether the financial statements are free of material misstatements or significant mistakes. An audit includes examining, on a selective basis, evidence supporting the disclosures in the financial statements, as well as assessing the accounting standards used and significant estimates made by the Company, and evaluating the overall presentation of the financial statements. We have not assessed any business administrative, financing, marketing and operational decisions, as they fall within the exclusive competence of the Board of Directors and the Shareholders’ Meeting.

Furthermore, as regards the Board of Directors’ Annual Report for the fiscal year ended December 31, 2010, we have verified that it includes the information required by section No. 66, Argentine Companies’ Law No. 19,550 and Decree No. 677/01 and, to the extent of our field of competence, the figures disclosed thereat are consistent with the Company’s books of accounts and other related documents.

Based on the audit. conducted, with the extent described above, we inform that:

a)
In our opinion, the financial statements of EDENOR present fairly, in all material respects, its financial position as of December 31, 2010, the results of its operations, changes in its shareholders’ equity and cash flows for the fiscal year then ended, in conformity with professional accounting standards in force in the City of Buenos Aires;

b)
We have read the Board of Directors’ Annual Report and, to the extent of our field of competence, we have no objections thereto. Statements on future events included therein fall within the exclusive competence of the Board of Directors.

c)
In accordance with the provisions of last paragraph of section No. 4, Chapter XXI of the CNV Rules, we report no matter that, in our opinion, is worth mentioning in relation to the quality of the accounting and auditing policies of EDENOR nor to the degree of objectivity and independence of the independent auditors, after considering the auditors’ own statements on compliance with the relevant professional rules.

d)
We have applied the procedures on assets laundering and terrorism financing provided for in the relevant professional rules issued by the Argentine Federation of Professional Councils in Economic Sciences (Federación Argentina de Consejos Profesionales de Ciencias Económicas).

The provisions of section No. 294 of Law No. 19,550 have been duly met.

City of Buenos Aires, March 9, 2011.

By Supervisory Committee

José Daniel Abelovich
Regular Member